UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AMARIN CORPORATION PLC

(Name of Registrant as Specified In Its Charter)

N/A

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2 Pembroke House

Upper Pembroke Street 28-32, Dublin 2, Ireland

(Registered in England & Wales under Company No. 2353920)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of Amarin Corporation plc, a public limited company registered in England and Wales (the “Company”), will be held at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland, on May 20, 2019 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the following resolutions, of which Resolutions 1-5 will be proposed as ordinary resolutions and Resolution 6 will be proposed as a special resolution:

1.	To re-elect Mr. Jan van Heek as a director;

2.	To re-elect Ms. Kristine Peterson as a director;

3.

To hold an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers” as described in full in the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 25 to 55 of the accompanying Proxy Statement;

4.

To appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration as described in full on pages 9 to 10 of the accompanying Proxy Statement;

5.

To generally and unconditionally reauthorize the Board of Directors of the Company to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company up to an aggregate nominal amount of £148,000,000 (being the aggregate nominal amount of £125,000,000 in respect of ordinary shares and £23,000,000 in respect of preference shares) as described in full on pages 11 to 12 of the accompanying Proxy Statement; and

6.

To, subject to the passing of Resolution No. 5, disapply statutory pre-emption rights otherwise applicable to shares in the Company allotted by the Board of Directors, up to an aggregate nominal amount of £148,000,000 (being the aggregate nominal amount of £125,000,000 in respect of ordinary shares and £23,000,000 in respect of preference shares) as described in full on pages 13 to 14 of the accompanying Proxy Statement.

Additional Business

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board of Directors of the Company lay before the Annual General Meeting the Company’s statutory accounts, which are those accounts included in the Company’s Annual Report for the year ended December 31, 2018 as prepared in conformity with U.S. Generally Accepted Accounting Principles (the “Annual Report”) and the accounts for the financial year ended December 31, 2018 prepared in accordance with International Financial Reporting Standards. The Company does not expect that other items of business will be considered at the Annual General Meeting.

Only shareholders who held shares at the close of business on the record date, April 11, 2019, may vote at the Annual General Meeting, including any adjournment or postponement thereof. The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual General Meeting. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR each director nominee and FOR each other proposal described in the Proxy Statement.

The Company’s principal executive offices are located at 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland. The registered office of Amarin Corporation plc is One New Change, London EC4M 9AF, England. A copy of the Company’s Annual Report accompanies this Notice and the enclosed Proxy Statement.

Important Notice of Internet Availability. The accompanying Proxy Statement and Annual Report will also be available to the public at http://investor.amarincorp.com.

We look forward to seeing you at the Annual General Meeting.

Sincerely,

/s/ John F. Thero
John F. Thero
President and Chief Executive Officer

April     , 2019

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE REPRESENTED BY AMERICAN DEPOSITARY SHARES AND HELD ON DEPOSIT BY CITIBANK, N.A., AS DEPOSITARY, OR IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO HAVE YOUR VOTES CAST AT THE MEETING, YOU MUST OBTAIN, COMPLETE AND TIMELY RETURN A PROXY CARD ISSUED IN YOUR NAME FROM THAT INTERMEDIARY IN ACCORDANCE WITH ANY INSTRUCTIONS PROVIDED THEREWITH.

AMARIN CORPORATION PLC

PROXY STATEMENT FOR

2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

i

PROXY STATEMENT FOR

2019 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2019

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Amarin Corporation plc, a public limited company registered in England & Wales (“Amarin”, the “Company”, “we” or “us”) for use at the Company’s 2019 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland on May 20, 2019 at 2:00 p.m. local time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting. This Proxy Statement is being mailed to shareholders on or about April     , 2019.

For a proxy to be effective, it must be properly executed and dated and lodged (together with a duly signed and dated power of attorney or other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority)) at the offices of the Company’s registrars, Equiniti Limited of Aspect House, Spencer Road, Lancing, West Sussex, BN99 6DA, England (the “Registrars”) so as to be received by 14:00 p.m. local time on 16 May 2019. Each proxy properly tendered will, unless otherwise directed by the shareholder, be voted FOR the nominees described in this Proxy Statement and FOR each other proposal described in the Proxy Statement, and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to Citibank, N.A. as the depositary for our American Depositary Shares (the “Depositary”), brokerage firms, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. We have engaged Okapi Partners to assist us in the distribution and solicitation of proxies for a fee of $15,000 plus expenses. Our directors, officers and employees may also solicit proxies; however, we will not pay them additional compensation for any of these services. Proxies may be solicited by telephone, facsimile, or personal solicitation.

Shares Outstanding and Voting Rights

Amarin is registered in England & Wales and therefore subject to the United Kingdom Companies Act 2006 (the “Companies Act”), which, together with the Articles of Association of the Company (the “Articles”), governs the processes for shareholder voting at Annual General Meetings. There are a number of differences between English and U.S. law in relation to voting. At the Annual General Meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded (either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared) by (a) the chairman, (b) at least two shareholders entitled to vote at the meeting, (c) a shareholder or shareholders representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting (excluding any voting rights attached to shares that are held as treasury shares) or (d) a shareholder or shareholders holding shares conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right (excluding any shares in the Company conferring a right to vote at the meeting that are held as treasury shares).

Only holders of record of our ordinary shares with a par value of £0.50 each (“Ordinary Shares”) at the close of business on April 11, 2019 (the “Record Date”), are entitled to notice of, and to attend and to vote at, the Annual General Meeting. On the Record Date, approximately 334,427,855 Ordinary Shares were issued and 330,640,297 were outstanding, of which approximately 330,433,208 were held in the name of the Depositary, which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares (“ADSs”) which, in turn, each represent one Ordinary Share. With respect to all matters to be voted on at the Annual General Meeting, each shareholder present has only one vote unless demand is made for a vote on a poll (in which case each shareholder gets one vote per Ordinary Share held). The presence, in person or by proxy, of at least two shareholders who hold shares as of the Record Date will constitute a quorum for the transaction of business at the Annual General Meeting. At any adjournment of the Annual General Meeting, if a quorum is not present within 15 minutes from the time appointed for such meeting, one person entitled to be counted in a quorum present at the adjournment shall be a quorum.

Persons who hold Ordinary Shares directly on the Record Date (“record holders”) must return a proxy card or attend the Annual General Meeting in person in order to vote on the proposals. Persons who own Ordinary Shares indirectly on the Record Date through a brokerage firm, bank or other financial institution, including persons who own Ordinary Shares in the form of ADSs through the Depositary (“beneficial owners”) must return a voting instruction form to have their shares or the shares underlying their ADSs, as the case may be, voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial owners may either return a proxy leaving these shares un-voted (a “broker non-vote”) or vote these shares on behalf of the beneficial owners. Your brokerage firm, bank or other financial institution may vote your shares on routine matters and cannot vote your shares on any non-routine matter. The appointment of our independent registered public accounting firm (Proposal 4) is a routine matter. We encourage you to provide voting instructions to your brokerage firm, bank or other financial institution by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm, bank or other financial institution about how to submit your proxy to them at the time you receive this proxy statement.

ADR holders are not entitled to vote directly at the Annual General Meeting, but an Amended and Restated Deposit Agreement dated as of November 4, 2011 (the “Deposit Agreement”), exists between the Depositary and the holders of ADRs pursuant to which registered holders of ADRs as of the Record Date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary Shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary Shares registered in the name of the Depositary, in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not specify the manner in which the Ordinary Shares represented are to be voted (i.e., by marking a vote “FOR”, “AGAINST” or any other option), the Depositary will vote in respect of each proposal as recommended by the Board which is described in the Notice of Annual General Meeting. Instructions from the ADR holders must be sent to the Depositary so that the instructions are received by no later than 10:00 a.m. New York time on May 13, 2019 (the “Instruction Date”).

The Company has retained the Registrars to hold and maintain its register of members. The Registrars will be engaged by the Company to send proxy forms to all registered members appearing on that register and to take delivery of completed proxy forms posted to it in accordance with the details above.

Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. The required vote for each of the proposals expected to be acted upon at the Annual General Meeting is described below:

Ordinary Resolutions

Proposals No. 1 and No. 2—Election of directors. Each director nominated for election is elected if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 3—Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers. This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 4—Approval of independent registered public accounting firm. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Proposal No. 5— Renewal of the power of the directors to allot shares. This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Special Resolution

Proposal No. 6—Approval of the disapplication of pre-emptive rights to holders of ordinary shares. Approval of this proposal requires (i) on a show of hands, the affirmative vote of at least 75% of the holders of shares present at the meeting in person or by proxy and voting on the proposal or (ii) on a poll, the affirmative vote of at least 75% of the shares present at the meeting in person or by proxy and voting on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by proxy by mailing an executed proxy card. By voting in advance of the meeting, this ensures that your shares will be voted and reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual General Meeting. Any record holder of our Ordinary Shares may attend the Annual General Meeting in person and may revoke the enclosed form of proxy at any time by:

•	executing and delivering to the corporate secretary a later-dated proxy; or

•	voting in person at the Annual General Meeting.

Beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution or the Depositary, as applicable, for information on how to do so. Generally, however, beneficial owners of our Ordinary Shares and ADSs representing our Ordinary Shares who wish to change or revoke their voting instructions may do so up until 10:00 a.m. New York time on the Instruction Date. Beneficial owners who wish to attend the Annual General Meeting and vote in person should contact their brokerage firm, bank or other financial institution holding Ordinary Shares of Amarin on their behalf in order to obtain a “legal proxy” which will allow them to both attend the meeting and vote in person. Without a legal proxy, beneficial owners cannot vote at the Annual General Meeting because their brokerage firm, bank or other financial institution may have already voted or returned a broker non-vote on their behalf. Record holders of ADRs who wish to attend the Annual General Meeting and vote in person should contact the Depositary (and beneficial owners wishing to do the same should contact their brokerage firm, bank or other financial institution holding their ADSs) to cause their ADSs to be cancelled and the underlying shares to be withdrawn in accordance with the terms and conditions of the Deposit Agreement so as to be recognized by us as a record holder of our Ordinary Shares.

PROPOSALS NOS. 1 AND 2

ELECTION OF DIRECTORS

The Articles provide that, at every annual general meeting, at least one-third of the directors at the time shall retire from office (or, if the number of directors at the time is not a multiple of three, then the number nearest to but not exceeding one-third shall retire from office). The directors elected at the Annual General Meeting will hold office until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Articles.

As described below, the Board has nominated Mr. van Heek and Ms. Peterson for re-election at the Annual General Meeting. Each of the nominees has indicated his or her willingness to serve if re-elected. Should any of the nominees become unavailable for election at the Annual General Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee, which acts as the Company’s nominating committee, reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, as set forth in our Nominating and Corporate Governance Committee Charter, it considers whether the nominee satisfies the following minimum criteria: has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; is highly accomplished in his or her field, with superior credentials and recognition; is well regarded in the community and has a long-term reputation for the highest ethical and moral standards; has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; has a demonstrated history of actively contributing at board meetings (to the extent that the nominee serves or has previously served on other boards). In addition to these minimum qualifications, the Nominating and Corporate Governance Committee recommends that the Board select persons for nomination to help ensure that: a majority of the Board shall be independent in accordance with in the listing standards of the NASDAQ Global Select Market (“NASDAQ”); each of the Company’s Audit, Remuneration and Nominating and Corporate Governance Committees shall be comprised entirely of independent directors; and at least one member of the Audit Committee shall qualify as an audit committee financial expert as defined by Securities and Exchange Commission (“SEC”) rules. In addition, the Nominating and Corporate Governance Committee may consider whether the nominee has direct experience in the pharmaceutical, biotechnology or healthcare industries or in the markets in which the Company operates and whether the nominee, if elected, would assist in achieving a mix of Board members that represents a diversity of background and experience. Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Mr. van Heek and Ms. Peterson for re-election as directors.

The Nominating and Corporate Governance Committee considers shareholder nominees using the same criteria set forth above. Shareholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual general meeting of shareholders must provide the Nominating and Corporate Governance Committee with notice of the nomination and certain information regarding the candidate within the time periods set forth below under the caption “Shareholder Proposals.”

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mr. van Heek and Ms. Peterson to be re-elected as directors at the Annual General Meeting. The table below sets forth the following information for these nominees and the Company’s continuing directors: the year each was first elected as a director of the Company, their respective ages and the positions currently held with the Company:

Nominee / Director Name and Year First Became a Director	Age	Position(s) with the Company
Nominees for Director:
Jan van Heek (2010)	69	Director
Kristine Peterson (2010)	59	Director

Directors Continuing in Office:
Lars G. Ekman, M.D., Ph.D. (2008)	69	Director
David Stack (2012)	67	Director
Joseph S. Zakrzewski (2010)	56	Director
Patrick J. O’Sullivan (2011)	77	Director
John F. Thero (2014)	58	President, Chief Executive Officer, Director

Directors Nominated for Election

The following persons have been nominated by the Board to be elected as directors at the Annual General Meeting.

Jan van Heek joined Amarin as a non-executive director in February 2010. He is currently a Principal and Partner at BioPoint Group, where he advises biotechnology and other healthcare companies in commercial strategy development, financing and business development. Prior to establishing BioPoint, Mr. van Heek spent more than 18 years at Genzyme Corporation, most recently as an Executive Vice President and Senior Advisor to the Chief Executive Officer and senior management team. Mr. van Heek is currently a board member of Minerva Neurosciences, Inc. and was a board member and Chairman of the Audit Committee of ViaCell Corporation, a U.S. public company, from 2002 until it was sold to Perkin Elmer Corporation in 2007. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Based on Mr. van Heek’s experience within the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, the Board believes Mr. van Heek has the appropriate set of skills to serve as a member of our Board.

Kristine Peterson joined Amarin as a non-executive director in November 2010. Ms. Peterson has more than 30 years of pharmaceutical industry experience, including 20 years at Bristol-Myers Squibb Company, where she was responsible for sales, marketing and general management in a variety of therapeutic areas, including leading the cardiovascular and metabolic disease business unit. From June 2009 to February 2016, she served as Chief Executive Officer at Valeritas, Inc., a medical technology company committed to the development and commercialization of innovative drug delivery solutions, with its lead product for the treatment of diabetes. Prior to joining Valeritas, Ms. Peterson was Company Group Chair for the biotech business at Johnson & Johnson from May 2006 through June 2009, was an Executive Vice President at Johnson & Johnson from August 2004 through May 2006 and was Senior Vice President of commercial operations at Biovail Corporation from May 2003 to August 2004. Ms. Peterson is currently a director of Paratek Pharmaceuticals, Inc., ImmunoGen, Inc., EyePoint Pharmaceuticals, Inc., Enanta Pharmaceuticals, Inc. and the Greater Philadelphia Life Sciences Congress. Ms. Peterson has an M.B.A. in Marketing from the University of Illinois. Based on Ms. Peterson’s leadership experience in the pharmaceutical industry and her executive experience, specifically her experience as an executive officer at other commercial stage companies in the biotechnology industry, as well as her service on other boards of directors in the biotechnology industry and a leading biotech industry trade organization, the Board believes Ms. Peterson has the appropriate set of skills to serve as a member of our Board. Ms. Peterson’s contribution to the Company in the areas of commercialization and regulatory and political matters has been particularly helpful as the Company continues its current stage of development.

Directors Continuing in Office

Lars G. Ekman, M.D., Ph.D. joined Amarin as a non-executive director in November 2008, and was named Amarin’s lead independent director in October 2011 and Amarin’s Chairman of the Board effective January 2014. With more than 30 years of experience in the pharmaceutical industry, Dr. Ekman is currently an executive partner at Sofinnova Ventures and serves as Chairman of Sophiris Bio Inc. (formerly Protox Therapeutics) as well as Chairman of Prothena Biosciences. From October 2008 to 2011 he served as Co-Founder and Chief Executive Officer of Cebix Inc. He was Executive Vice President and President of Global Research and Development at Elan Corporation plc, from January 2001 to December 2007. Prior to joining Elan, he was Executive Vice President, Research and Development at Schwarz Pharma AG from February 1997 to December 2000, and prior to that was employed in a variety of senior scientific and clinical functions at Pharmacia, now Pfizer. Dr. Ekman also sits on the board of directors of Ultragenyx Pharmaceutical Inc. and Spark Therapeutics. Dr. Ekman is a board-certified surgeon with a Ph.D. in experimental biology and has held several clinical and academic positions in both the United States and Europe. He obtained his Ph.D. and M.D. from the University of Gothenburg, Sweden. Based on Dr. Ekman’s experience within the pharmaceutical industry and his executive experience, specifically his experience as Chief Executive Officer and other executive positions in the biotechnology industry, as well as his service on boards of directors in the biotechnology industry, the Board believes Dr. Ekman has the appropriate set of skills to serve as a member of our Board.

David Stack joined Amarin as a non-executive director in December 2012. Mr. Stack is currently the President and Chief Executive Officer of Pacira Pharmaceuticals, Inc. Mr. Stack was a managing director of MPM Capital from 2005 until 2017 and a managing partner of Stack Pharmaceuticals, Inc. since 1998. From 2001 to 2004, he was President and Chief Executive Officer of The Medicines Company. Previously, Mr. Stack was President and General Manager at Innovex, Inc. He was Vice President, Business Development/Marketing at Immunomedics from 1993 until 1995. Prior to that, he was with Roche Laboratories from 1981 until 1993, in various positions including therapeutic world leader in infectious disease and director, business development and planning, infectious disease, oncology, and virology. He currently serves as a member of the board of directors of Pacira Pharmaceuticals, Inc., Chiasma, Inc. and Prognos AI. He was a member of the boards of directors of Molecular Insight Pharmaceuticals, Inc. from 2006 to 2010 and BioClinica, Inc. from 1999 to 2010. Mr. Stack holds a B.S. in Pharmacy from Albany College of Pharmacy and a B.S. in Biology from Siena College. The Board believes that Mr. Stack’s qualifications to sit on our Board include his extensive experience with pharmaceutical companies as an executive and director, his financial expertise and his years of experience providing strategic and financial advisory services to pharmaceutical and biotechnology organizations in all stages of development.

Joseph S. Zakrzewski joined Amarin as a non-executive director in January 2010. From November 2010 to December 2013, Mr. Zakrzewski served as Amarin’s Chief Executive Officer and Chairman of the Board of Directors. From May 2007 to May 2010, Mr. Zakrzewski served as President and Chief Executive Officer of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics, and from January 2005 to May 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 to 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company including as Vice President, Corporate Business Development from 2003 through 2004. In addition, Mr. Zakrzewski served as a Venture Partner with Orbimed in 2010 and 2011. Mr. Zakrzewski is currently the Chairman of Onxeo and serves on the board of directors of Onxeo, Acceleron Pharma, and Sangamo Therapeutics as well as a number of privately held companies. Mr. Zakrzewski earned a B.S. in Chemical Engineering and an M.S. in Biochemical Engineering from Drexel University as well as an M.B.A. in Finance from Indiana University. The Board believes that Mr. Zakrzewski should serve on our Board based on his knowledge of our Company gained from his former position as Chief Executive Officer and his substantial experience serving as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski’s service as a member of boards of directors of other pharmaceutical companies. Mr. Zakrzewski’s contribution to the Company in the areas of operations and business development matters has been particularly helpful as the Company continues its current stage of development.

Patrick J. O’Sullivan joined Amarin as a non-executive director in December 2011. Mr. O’Sullivan has more than 40 years of pharmaceutical industry experience, including more than 30 years as Chief Executive Officer and board member of the LEO Pharma companies in Ireland and more than 10 years as a board member of the parent company of the LEO Pharma Group in Denmark. He was also a member of the board of directors of Allergan plc from 2013 to 2018. Since 2007, Mr. O’Sullivan has been a business consultant to the pharmaceutical industry. Mr. O’Sullivan trained as a pharmacist. He earned a Bachelor of Commerce and an M.B.A. from University College in Dublin. The Board believes that Mr. O’Sullivan’s experience from serving as an officer director of various companies within the pharmaceutical industry, as well as his educational training in business administration, make him a valuable member of our Board.

John F. Thero joined Amarin in November 2009. He was promoted to President and Chief Executive Officer, and appointed to the Board, effective January 2014. Prior to his promotion, he was Amarin’s President since November 2010 before which he was Amarin’s Chief Financial Officer. Mr. Thero has more than 25 years of senior financial and operational management experience, including supporting the growth of life science companies for over 15 years. Prior to Amarin, Mr. Thero also served in a variety of roles and has helped manage both the successful commercial growth and the successful sale of companies between 1994 and 2007. Mr. Thero began his professional career at Arthur Andersen LLP, during which time he became a Certified Public Accountant. He currently serves as a member of the board of directors of Chiasma, Inc. He received a B.A. in Economics from the College of the Holy Cross. The Board believes that Mr. Thero’s experience in management positions at life sciences companies, as well as his experience as Amarin’s President and Chief Executive Officer and, before that, as Amarin’s President and Chief Financial Officer, provide him with the appropriate qualifications and skills to serve as a member of the Board.

Vote Required

Each nominee will be elected to the Board if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of such director or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of such director. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of all the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

As recommended by our shareholders at our 2017 annual general meeting and subsequently approved by our Board, we give our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of the Company’s “named executive officers,” each year (a so-called “say-on-pay” vote). At the 2018 annual general meeting, the Company’s shareholders supported the say-on-pay vote with 96.2% of the votes cast in favor of the proposal.

The say-on-pay vote is a non-binding vote to approve the compensation of the Company’s “named executive officers,” as described in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure on pages 25 to 55 of this Proxy Statement. Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (so-called “pay for performance”) and accomplishments that are expected to increase shareholder value. The “Executive Compensation Discussion and Analysis” section herein provides a more detailed discussion of the executive compensation program and compensation philosophy.

The vote under this Proposal No. 3 is advisory, and therefore not binding on the Company, the Board or our Remuneration Committee. However, our Board, including our Remuneration Committee, values the opinions of our shareholders and, considers changes to our executive compensation program as appropriate in response to input from shareholders and evolving factors such as the business environment and competition for talent.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the shareholders of the Company approve, on a non-binding, advisory basis, the compensation of the Company’s ‘named executive officers,’ as disclosed in this Proxy Statement under the “Executive Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.”

Vote Required

This advisory proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and has further directed that we submit the selection of E&Y for approval by our shareholders at the Annual General Meeting.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm, as well as the fees charged for such services. All fees incurred in fiscal 2018 for services rendered by E&Y were approved in accordance with these policies. In its review of non-audit service fees, the Audit Committee considers, among other things, the possible impact of the performance of such services on the auditor’s independence. The Audit Committee has determined that the non-audit services performed by E&Y in the fiscal year ended December 31, 2018 were compatible with maintaining the auditor’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

E&Y commenced auditing our annual financial statements with the fiscal year ended December 31, 2014. Representatives of E&Y are expected to be available telephonically at the Annual General Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Fees for Independent Registered Public Accounting Firm—E&Y

The following is a summary of the fees billed to the Company by E&Y for professional services rendered for the fiscal years ended December 31, 2018 and 2017. Audit fees are for services relating to the years ended December 31, 2018 and 2017 as described in (1) below and all non-audit fees are for services invoiced in 2018 and 2017.

	2018	2017
Audit Fees(1):	$1,663,527	$1,287,379
Audit-Related Fees:	$—	$—
Tax Fees(2):	$15,394	$5,924
All Other Fees:	$—	$—

Total All Fees:	$1,678,921	$1,293,303

(1)

Audit fees for 2018 include fees incurred in connection with the audit of our financial statements as of December 31, 2018, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), costs incurred in connection with the audit of statutory financial statements as of December 31, 2017, as prepared in accordance with International Financial Reporting Standards (“IFRS”), and costs incurred in connection with registration statement filings.

(2)	Tax fees consist primarily of tax advisory fees and costs incurred for the preparation of tax returns and other related statutory filings.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 4:

“RESOLVED, to appoint Ernst & Young LLP as the Company’s auditors to hold office from the conclusion of this meeting until the conclusion of the next meeting at which the annual accounts are laid before the Company and to authorize the directors to agree upon the remuneration of the auditors.”

In the event that shareholders do not approve the foregoing resolution, we will need to engage a third-party auditor who will act as our independent registered public accounting firm under U.S. law and as our statutory auditor under UK law for the fiscal year ending December 31, 2019. We may proceed to engage such firm as our Board and Audit Committee deem advisable, which firm may include E&Y.

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4

PROPOSAL NO. 5

RENEWAL OF THE POWER OF THE DIRECTORS TO ALLOT SHARES

Under the Companies Act, the directors of a public company may exercise the power of the company to allot shares in the company or to grant rights to subscribe for or to convert any security into shares in the company if they are authorized to do so by the company’s articles of association or by resolution of the company. Any such authorization is only valid for a maximum period of five years. The grant of a general power of allotment by the Company’s shareholders is an additional step not generally required when companies domiciled in the United Sates are issuing securities.

This Proposal No. 5 seeks shareholder approval of a grant of authority to the Board to allot shares in the Company or grant rights to subscribe for or to convert any security into shares (the “Rights”) up to an aggregate nominal amount of £148,000,000 (being the aggregate nominal amount of £125,000,000 in respect of ordinary shares and £23,000,000 in respect of preference shares), provided that such authority shall, unless renewed, varied or revoked by the Company, expire on the fifth anniversary of the passing of the applicable resolution, except that the Company may, before such expiration, make an offer or agreement which would, or might, require shares to be allotted or Rights to be granted after the expiration of such period and the Board may allot relevant securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired. This proposal is consistent with the authorization approved by our shareholders at a general meeting of the Company held on July 6, 2015 and includes the same level of limitation as the proposal that was previously approved.

The previously approved authorization, pursuant to which the Company currently may allot shares, will expire on July 6, 2020. The Board believes that it is important for the Company to retain the flexibility to allot equity securities on an accelerated basis should the Board determine it is necessary or advisable and in the best interests of shareholders, without incurring the costs or delays associated with calling a special meeting and preparing and circulating proxy materials to approve specific allotments of shares. The Board also believes that a large majority of public companies based in the United States do not require shareholder approval of each issuance and allotment of common equity. Without the approval of this Proposal No. 5, the Company may not be able to raise additional capital, in a timely manner or at all, if and as needed to fund its ongoing business and operations.

The Company has no present plans or proposals to effect share issues in a single transaction, or to a small number of persons resulting in one or more of such persons becoming a principal shareholder of the Company with the attendant ability to exercise significant influence over the Company’s affairs.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 5:

“RESOLVED, to generally and unconditionally reauthorize the Board of Directors of the Company, in accordance with Section 551 of the Companies Act 2006, to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company (“Rights”) up to an aggregate nominal amount of £148,000,000 (being the aggregate nominal amount of £125,000,000 in respect of ordinary shares and £23,000,000 in respect of preference shares), provided that this authority shall, unless renewed, varied, or revoked by the Company, expire on the date five years from the date on which this resolution is passed, except that the Company may, before such expiration, make an offer or agreement which would, or might, require shares to be allotted or Rights to be granted after the expiration of such period and the Board may allot shares or grant Rights in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired.”

Vote Required

This proposal will be approved if (i) on a show of hands, a majority of shareholders present in person or by proxy and voting on the proposal vote in favor of the resolution or (ii) on a poll, a majority of the shares present at the meeting in person or by proxy and voting on the proposal are voted in favor of the resolution. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 5

PROPOSAL NO. 6

DISAPPLICATION OF PRE-EMPTIVE RIGHTS TO HOLDERS OF ORDINARY SHARES

Pre-emptive rights can be disapplied with respect to a specific allotment of securities by a special resolution of shareholders. Obtaining disapplication of pre-emptive rights at the time of each individual proposed stock issuance is time-consuming and costly. To reduce such costs, minimize the delays associated with convening special meetings of shareholders, and provide the Company with sufficient flexibility in the issuance of equity securities on such terms and conditions as the Board considers to be in the best interests of the Company and its shareholders, the Board is asking the Company’s shareholders to resolve, subject to Proposal No. 5 being passed and in accordance with Section 570 of the Companies Act, that the directors be generally empowered to allot equity securities (as defined in Section 560 of the Companies Act) pursuant to the authority conferred by Proposal No. 5, as if Section 561(1) of the Companies Act did not apply to any such allotment, provided that this power shall (1) be limited to the allotment of equity securities up to an aggregate nominal amount of £148,000,000 (being the aggregate nominal amount of £125,000,000 in respect of ordinary shares and £23,000,000 in respect of preference shares) and (2) expire on the date being the fifth anniversary of the date of passing of this resolution (unless renewed, varied or revoked by the Company prior to or on that date), except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be allotted after such expiration and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred hereby has expired. The securities in respect of which the Board is seeking disapplication of shareholders’ pre-emption rights are equity securities as defined in Section 560 of the Companies Act.

The Company has no present plans or proposals to effect share issues in a single transaction, or to a small number of persons resulting in one or more of such persons becoming a principal shareholder of the Company with the attendant ability to exercise significant influence over the Company’s affairs.

The Company currently may allot shares without such allotment being subject to statutory pre-emptive rights of its ordinary shareholders pursuant to an authorization approved by our shareholders at a general meeting of the Company held on 6 July 2015. This authorization expires on July 6, 2020. The Board believes that a large majority of public companies based in the United States do not have mandatory pre-emptive rights provisions with respect to their common equity. Without the approval of this Proposal No. 6, the Company may not be able to raise additional capital, in a timely manner or at all, if and as needed to fund its ongoing business and operations.

Shareholders will be asked at the Annual General Meeting to approve the following resolution pursuant to this Proposal No. 6:

“RESOLVED, to generally empower the Board, subject to the passing of Resolution No. 5 above and in accordance with Section 570 of the Companies Act 2006, to allot equity securities (as defined in Section 560 of the Companies Act) pursuant to the authority conferred upon them by Resolution No. 5, as if Section 561(1) of the Companies Act did not apply to any such allotment, provided that the power hereby conferred shall (a) be limited to the allotment of equity securities up to an aggregate nominal amount of £148,000,000 (being the aggregate nominal amount of £125,000,000 in respect of ordinary shares and £23,000,000 in respect of preference shares); and (b) expire on the date five years from the date on which this resolution is passed (unless renewed, varied or revoked by the Company prior to or on that date), except that the Company may, before such expiration, make an offer or agreement which would, or might, require equity securities to be allotted after the expiration of such period and the directors may allot equity securities in pursuance of any such offer or agreement notwithstanding that the authority conferred by this resolution has expired.”

Vote Required

Approval of this proposal requires (i) on a show of hands, the affirmative vote of at least 75% of the holders of shares present at the meeting in person or by proxy and voting on the proposal or (ii) on a poll, the affirmative vote of at least 75% of the shares present at the meeting in person or by proxy and voting on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 6

ADDITIONAL BUSINESS

As a public limited company organized under the laws of England and Wales, it is a statutory requirement that the Board lay before the Annual General Meeting the Company’s statutory accounts, which are the Company’s Annual Report for the year ended December 31, 2018, as prepared in conformity with GAAP (the “Annual Report”) and the accounts for the financial year ended December 31, 2018, prepared in accordance with International Financial Reporting Standards (the “Statutory Accounts”). As required by the Companies Act and the Articles, the Statutory Accounts will be made available for download in “PDF” format on the Company’s website (http://investor.amarincorp.com) as soon as they are complete, but no later than April 28, 2019, which is at least twenty-one clear days in advance of the Annual General Meeting. In addition, hard copies of the Statutory Accounts may be obtained, once they are complete, by contacting the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. Shareholders of the Company will not be asked to take any action in respect of the Statutory Accounts at the Annual General Meeting but shareholders in attendance will have opportunity to ask questions relating to the Statutory Accounts.

We know of no other matters to be submitted to a vote of shareholders at the Annual General Meeting. If any other matter is properly brought before the Annual General Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any shareholder to nominate a candidate at a given annual general meeting, he or she must provide timely written notice to our corporate secretary pursuant to the terms of our Articles, as described below.

CORPORATE GOVERNANCE

Director Independence

We believe that the Company benefits from having a strong and independent Board. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management, as well as significant holdings of Company securities. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Mr. Thero, are independent. It was determined that Mr. Thero lacks independence because of his status as the Company’s President and Chief Executive Officer.

Code of Business Conduct and Ethics

We believe that our Board and its committees, led by a group of strong and independent directors, provide the necessary leadership, wisdom and experience that the Company needs in making sound business decisions. Our Code of Business Conduct and Ethics helps clarify the operating standards and ethics that we expect of all of our officers, directors and employees in making and implementing those decisions. Waivers of our Code of Business Conduct and Ethics for the benefit of a director or an executive officer may only be granted by the Board or, if permitted, a committee of the Board, and will be publicly announced promptly in our SEC filings. Waivers of our Code of Business Conduct and Ethics for the benefit of other employees may be made by our Compliance Officer, the Board or, if permitted, a committee of the Board. In furthering our commitment to these principles, we invite you to review our Code of Business Conduct and Ethics and other corporate governance materials located on our website at www.amarincorp.com.

Shareholder Communications

Generally, shareholders who have questions or concerns regarding the Company should contact our Investor Relations department at (908) 719-1315. However, any shareholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Lead Independent Director of the Board, Amarin Corporation plc, 2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2 Ireland or c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During our 2018 fiscal year, our Board met in person four times and met by teleconference one time. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he or she was a member in our last fiscal year. During fiscal year 2018, our Board had an Audit Committee, a Remuneration Committee and a Nominating and Corporate Governance Committee. All members of the Audit, Remuneration and Nominating and Corporate Governance Committees are non-employee directors who are deemed independent.

All members of our Board who were directors at the time attended the 2018 Annual General Meeting of Shareholders, either in person or via telephone. Although the Company has no formal policies regarding director attendance at annual general meetings, it encourages directors to attend annual general meetings and expects that all members of the Board will attend the 2019 Annual General Meeting.

Board Leadership Structure and Risk Oversight

Dr. Lars Ekman is our Chairman of the Board. Dr. Ekman is independent and all key committees of the Board are comprised solely of, and chaired by, independent directors. The Board believes that this structure, combined with the Company’s established corporate governance guidelines, provides an effective leadership structure for the Company. In addition, to ensure effective independent oversight of the Company, the Board holds meetings of the independent directors of the Board at every meeting.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board also delegates oversight to Board committees to oversee selected elements of risk as set forth below.

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;

•	the granting of equity based awards with time-based vesting and performance-based vesting, both of which encourage participants to look to long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee being tied to achievement of company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Board Committees

Audit Committee. The Audit Committee is currently comprised of Mr. van Heek (Chairman), Mr. O’Sullivan and Ms. Peterson. The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the external auditors’ qualifications and independence, the performance of the Company’s internal audit function and external auditors and performs other duties, as set forth in the Audit Committee charter. The Audit Committee charter is available on our website at www.amarincorp.com. The Audit Committee met by teleconference seven times during our 2018 fiscal year. All members of the Audit Committee satisfy the current independence standards promulgated by NASDAQ and the SEC and the Board has determined that Mr. van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Nominating and Corporate Governance Committee. Currently, the Nominating and Corporate Governance Committee is comprised of Mr. O’Sullivan (Chairman), Mr. Zakrzewski and Dr. Ekman. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Nominating and Corporate Governance Committee also develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and acts as the Company’s nominating committee by reviewing potential director nominees and recommending nominees to the Board. The Nominating and Corporate Governance Committee charter is available on our website at www.amarincorp.com. The Nominating and Corporate Governance Committee met in person two times during our 2018 fiscal year. All members of the Nominating and Corporate Governance Committee satisfy the current NASDAQ independence standards.

Remuneration Committee. The Remuneration Committee is currently comprised of Mr. Stack (Chairman), Ms. Peterson and Mr. van Heek. The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s Chief Executive Officer and such other members of executive management as it is designated to consider. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, as well as reviews and reassess the Company’s processes and procedures for the consideration and determination of executive remuneration. Further, the Remuneration Committee oversees any major changes in employee benefit structures throughout the Company, reviews and authorizes the reimbursement of any claims for expenses of the Chief Executive Officer and chairman in excess of €10,000 and performs other duties as set forth in the Remuneration Committee charter. Additionally, the Remuneration Committee reviews and evaluates the risks associated with our compensation programs. The Remuneration Committee may delegate its authority to a subcommittee composed of one or more of its members. The Remuneration Committee charter is available on our website at www.amarincorp.com. The Remuneration Committee met in person two times, met by teleconference one time, and acted by unanimous written consent two times during our 2018 fiscal year. All members of the Remuneration Committee satisfy the current NASDAQ and SEC independence standards and qualify as “outside directors” under Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Compensation Committee Interlocks and Insider Participation

During the 2018 fiscal year, Mr. Stack (Chairman), Ms. Peterson and Mr. van Heek served as members of the Remuneration Committee. During the last completed fiscal year, no member of the Remuneration Committee was an officer or employee of Amarin and no member of the Remuneration committee has ever served as an officer of Amarin. None of our executive officers served as a member of the compensation committee (or board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Remuneration Committee. Moreover, none of our executive officers served as a member of the board of directors or compensation committee (or other committee of the board of directors serving the compensation function) of another entity where such entity’s executive officers served on our Board or Remuneration Committee.

EXECUTIVE OFFICERS

Our current executive officers and their respective positions are set forth in the following table. Biographical information regarding each executive officer is set forth following the table.

Name	Age	Position
Executive Officers
John F. Thero	58	President and Chief Executive Officer (principal executive officer)
Joseph T. Kennedy	51	Executive Vice President, General Counsel and Strategic Initiatives, Secretary
Steven B. Ketchum, Ph.D.	54	President of Research and Development, Senior Vice President and Chief Scientific Officer
Michael W. Kalb	48	Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)
Aaron Berg	56	Senior Vice President and Chief Commercial Officer

John F. Thero. Please refer to Proposals No. 1 and No. 2 “Election of Directors” for Mr. Thero’s biography.

Joseph T. Kennedy joined Amarin in December 2011 as Senior Vice President, General Counsel and was named Amarin’s Secretary and Chief Compliance Officer in February 2012. He was promoted to Executive Vice President, General Counsel and Strategic Initiatives in July 2015 and no longer serves as the company’s compliance officer for pharmaceutical industry matters as of August 2017. From March 2009 to December 2011, he was Vice President, General Counsel and Secretary of Transcept Pharmaceuticals, Inc., where he played a lead role negotiating the company’s strategic collaboration with Purdue Pharma, helped obtain U.S. Food and Drug Administration (“FDA”) approval for the company’s lead product and had responsibility for all legal and compliance matters affecting the company. Mr. Kennedy represented large pharmaceutical companies, developing life science companies and venture capital firms in private law practice from January 2006 to March 2009. Prior to that, Mr. Kennedy served as Chief Corporate Counsel, then Vice President, Acting Chief Legal Officer with Eyetech Pharmaceuticals, Inc. His work at Eyetech included transitioning the company from private to public, legal matters related to the company’s development and commercialization collaboration with Pfizer Inc., public company and pharmaceutical industry compliance, and the sale of the company to OSI Pharmaceuticals Inc. Previously, Mr. Kennedy served as Vice President and U.S. Counsel, Corporate Business Development, with Élan Corporation, plc where he helped acquire technologies, managed legal issues related to multiple collaborations and participated in the company’s sale of assets that raised over $2.0 billion in a restructuring. Mr. Kennedy was honored by the President of Ireland as one of the inaugural “Irish Life Science 50” which recognized Irish-Americans for contributions to the life science industry, by Financial Times in its recognition of Amarin in 2016 as a standout legal innovator in its North American Most Innovative Lawyers awards and was named as one of the top general counsel in the industry in connection with his selection on the Legal500 GC Powerlist: United States 2019. He also serves as a member of the Business Advisory Board of Fountain Healthcare Partners, a life science venture capital fund.

Steven B. Ketchum, Ph.D., joined Amarin in February 2012 as Senior Vice President and President of Research and Development. He was named Chief Scientific Officer in January 2016. Dr. Ketchum has 20 years of experience in late-stage product development and clinical regulatory strategy. From 2008 to 2012, Dr. Ketchum served as Senior Vice President of Research and Development for Sunesis Pharmaceuticals, Inc. where he provided strategic direction for all facets of research and development, including clinical strategy and operations, regulatory affairs, and pharmaceutical development and has served on its board of directors since his departure. From 2005 to 2008, Dr. Ketchum served as Senior Vice President of Research and Development and Medical Affairs for Reliant Pharmaceuticals where he led development and support activities for Lovaza and other commercialized cardiovascular products. Prior to 2005, Dr. Ketchum was Senior Vice President of Operations and Regulatory Affairs at IntraBiotics Pharmaceuticals, Inc., and also held positions of increasing responsibility in regulatory affairs during his nearly eight-year tenure at ALZA Corporation, where he supported the development and commercialization of a number of products, including Concerta. Dr. Ketchum earned a Ph.D. in pharmacology from University College London and a B.S. in biological sciences from Stanford University.

Michael W. Kalb joined Amarin in June 2016 as Senior Vice President and Chief Financial Officer. Mr. Kalb served as Group Vice President, Chief Financial Officer and Chief Accounting Officer of Taro Pharmaceutical Industries Ltd. from August 2014 to June 2016. Prior to that, Mr. Kalb was GVP, Interim CFO and CAO from November 2010 to August 2014 and GVP, Chief Financial Officer—U.S. and CAO from May 2010 to November 2010. Mr. Kalb joined Taro in June 2009 as VP, Chief Financial Officer—U.S. He has over 20 years of financial and accounting advisory experience. From June 2004 to June 2009, Mr. Kalb served as a Director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over ten years at Ernst & Young, LLP within the Transaction Advisory Services Group and Audit and Assurance Services Group. Mr. Kalb received a B.S. in Accounting from the University at Albany, State University of New York. Mr. Kalb is a Certified Public Accountant.

Aaron Berg joined Amarin in November 2012 as Vice President, Marketing and Managed Care and has since served in roles of increasing responsibility, including as Senior Vice President, Marketing and Sales from February 2014 until April 2018. Since April 2018, Mr. Berg has served as our Senior Vice President and Chief Commercial Officer. Before joining Amarin, he served as President and Chief Executive Officer for Essentialis, Inc., a development stage pharmaceutical company, where he led the company’s work on triglyceride management. Prior to joining Essentialis, Mr. Berg served as Vice President of Marketing and Sales at Kos Pharmaceuticals, where he was instrumental in driving annual revenues approaching $1 billion until the acquisition of the company by Abbott Laboratories in December 2006. Mr. Berg began his pharmaceutical industry career as a sales representative with Bristol-Myers Squibb, followed by various commercial positions with Schering-Plough and GlaxoSmithKline. He obtained his B.S. in Business Management, Marketing from the University of Maryland.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

Other than the compensation arrangements described below under the captions “Executive Compensation” and “Director Compensation,” we are not a party to any transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding Ordinary Shares and members of their immediate families.

Related-Party Transaction Review and Approval

Our Board has adopted policies and procedures for the review and approval of related-party transactions and has delegated to our Compliance Officer the authority to review and approve the material terms of any proposed related-party transactions.

Pursuant to our Code of Business Conduct and Ethics, any transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be promptly reported to the Compliance Officer. Our Compliance Officer may notify the Board or a committee thereof as deemed appropriate. Conflicts of interest may arise in the following situations: if an individual is simultaneously employed or engaged by Amarin and another business (particularly a client or business partner of Amarin); if an individual participates in any activity that enhances or supports a competitor’s position; if an individual or member of such person’s immediate family accepts a gift with the intent to improperly influence the normal business relationship between Amarin and its clients or business partners or gives to or accepts gifts from a competitor; if an individual or a member of such person’s immediate family holds a financial interest in another business (particularly a client or business partner of Amarin); and if an individual conducts business on behalf of Amarin with a business in which a family member of such individual is associated in any significant role.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Executive officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports filed under Section 16(a). To the Company’s knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and greater-than-10% shareholders during the fiscal year ended December 31, 2018 were timely filed, except for one inadvertently late filing on Form 4 for each of Joseph S. Zakrzewski, Jan G. van Heek, David M. Stack, Kristine Peterson, Patrick J. O’Sullivan and Lars Ekman.

INSIDER TRADING POLICY

Amarin has an insider trading policy that applies to all officers, directors and employees and certain affiliated persons. Amarin’s insider trading policy prohibits sale of any Amarin securities that are not owned by such persons at the time of the sale, so called short sales. Those persons subject to Amarin’s insider trading policy may not pledge Amarin’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 of the Exchange Act) of our outstanding Shares for (i) each of our directors, (ii) each of our “named executive officers,” as defined in Executive Compensation below, (iii) all of our directors and executive officers as a group, and (iv) persons known to us to beneficially hold more than 5% of our outstanding Ordinary Shares. Unless otherwise noted, the following information is presented as of March 31, 2019.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to our Ordinary Shares. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, Ordinary Shares issuable under stock options, warrants, or other convertible securities that are exercisable within 60 days of March 31, 2019 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrant(s), but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over their Ordinary Shares, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent of Class(2)
Greater than 5% Holders:
Baker Bros. Advisors LP. (3)	42,592,824	12.88

Current directors and named executive officers:
John F. Thero(4)	6,294,601	1.88
Lars G. Ekman, M.D., Ph.D.(5)	136,016	*
Kristine Peterson(6)	165,968	*
Jan van Heek(7)	136,289	*
Patrick J. O’Sullivan(8)	254,468	*
David Stack(9)	51,991	*
Joseph S. Zakrzewski(10)	1,089,057	*
Joseph T. Kennedy(11)	34,604	*
Steven B. Ketchum, Ph.D.(12)	664,720	*
Michael W. Kalb(13)	91,003	*
Mark W. Salyer(14)	209,086	*
All current directors and executive officers as a group (11 persons)(15)	9,275,527	2.75

*	Represents beneficial ownership of less than one percent.
(1)	Represents Ordinary Shares, or Shares, held as of March 31, 2019, plus Shares that may be acquired upon exercise of options exercisable within 60 days of March 31, 2019.
(2)

Based on 330,578,168 Ordinary Shares outstanding as of March 31, 2019. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming the exercise or conversion of all options exercisable within 60 days of March 31, 2019 held by such person and the non-exercise and non-conversion of all outstanding options held by all other persons.

(3)

Based on information provided in a Schedule 13G filed by Baker Bros. Advisors LP, Baker Bros. Advisors (GP) LLC, Felix J. Baker and Julian C. Baker on February 13, 2019. Consists of (i) 5,474,310 Shares held by 667, L.P. and (ii) 37,118,514 Shares held by Baker Brothers Life Sciences, L.P. (collectively with 667,

L.P., “Baker Funds”). The number of Shares reported herein excludes the Shares issuable upon conversion of Series A Preference Shares of the Company held by the Baker Funds. The Series A Preference Shares are only convertible to the extent that the holders thereof together with their affiliates would beneficially own, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, no more than 4.99% of the outstanding Ordinary Shares or ADS of the Company after conversion (“Series A Beneficial Ownership Limitation”). By written notice to the Company, Baker Funds may from time to time increase or decrease the Series A Beneficial Ownership Limitation applicable to each fund to any other percentage not in excess of 19.9%. Any such increase will not be effective until the 61st day after such notice is delivered to the Company. Baker Bros. Advisors LP is the investment advisor to Baker Funds and has sole voting and investment power with respect to the shares held by Baker Funds. Baker Bros. Advisors (GP) LLC is the sole general partner of Baker Bros. Advisors LP. The managing members of Baker Bros. Advisors (GP) LLC are Julian C. Baker and Felix J. Baker. Julian C. Baker and Felix J. Baker disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address for each of these entities is 860 Washington Street, 3rd Floor, New York, NY 10014.
(4)	Includes 2,110,171 Shares directly owned and 4,184,430 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(5)	Includes 136,016 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(6)	Includes 165,968 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(7)	Includes 14,168 Shares directly owned and 122,121 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(8)	Includes 254,468 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(9)	Includes 51,991 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(10)	Includes 84,547 Shares directly owned and 1,004,510 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(11)	Includes 31,260 Shares directly owned and 3,344 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(12)	Includes 354,492 Shares directly owned and 310,228 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(13)	Includes 20,551 Shares directly owned and 70,452 Shares issuable upon the exercise of options exercisable within 60 days of March 31, 2019.
(14)	Includes 209,086 Shares issuable upon the exercise of options exercisable as of the date of the termination of Mr. Salyer’s employment.
(15)	See notes 4 through 13 above; also includes Aaron Berg, who is a current executive officer but not a named executive officer.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

The following compensation discussion and analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2018 executive compensation program. This section is intended to be read in conjunction with the tables that immediately follow, which provide further historical compensation information for our named executive officers (“NEOs”), who for the fiscal year ended December 31, 2018, were:

John F. Thero	President and Chief Executive Officer
Joseph T. Kennedy	Executive Vice President, General Counsel and Strategic Initiatives, Secretary
Steven B. Ketchum, Ph.D.	President of Research and Development, Senior Vice President and Chief Scientific Officer
Michael W. Kalb	Senior Vice President and Chief Financial Officer, Assistant Secretary
Mark W. Salyer*	Former Senior Vice President and Chief Commercial Officer
* Mr. Salyer’s employment with the Company commenced on September 11, 2017 and terminated on April 18, 2018.

2018 Operating Highlights

We made tremendous progress this year on multiple fronts, including the achievement of various commercial, regulatory, clinical development and other milestones, highlighted by our announcement of positive results of the REDUCE-IT outcomes study in the second half of 2018 and our strong stock price performance. As discussed more fully below, achievement of these objectives were considered by our Remuneration Committee in determining executive compensation for 2018. Key operating highlights from the past year include the following:

•

REDUCE-IT Results: In the second half of 2018, the Company presented and published results, which were positive, of the REDUCE-IT™ cardiovascular outcomes study of Vascepa® (icosapent ethyl) capsules. This study demonstrated, compared to placebo, a 25% reduction in major adverse cardiovascular events, with a number needed to treat of 21, including a 20% reduction in cardiovascular death. These results are the largest shown as an add-on to statin therapy, by any therapy in any studied patient population. This important result, recognized by the New England Journal of Medicine Journal Watch Cardiology 2018 as a top story, and included by the American College of Cardiology as one of its top clinical trials for 2018, positions Vascepa to potentially help millions of patients. During 2018, the Company supported 40 scientific publications and presentations.

•

Revenue Growth and Gross Margin Improvement: The Company recognized a record level of total revenue of $229.2 million in 2018 mostly comprised of $228.4 million in net product revenue from sales of Vascepa in the United States. The net product revenue for 2018 represented an increase of $48.5 million over 2017. Gross margin on product revenues was 76% in 2018, versus 75% in 2017.

•

Prescription Growth: The Company increased normalized prescriptions for Vascepa by 25% and 27% in 2018 compared to 2017 based on data from Symphony Health and IQVIA, respectively, further increasing its market share of prescription omega-3 products in the United States.

•

Commercial Expansion: The Company began its transition from a U.S. sales presence with a relatively small specialty sales team reliant on a co-promotion partner promoting Vascepa based on biomarker data to a broader direct sales model with more sales representatives, more physician targets and promotion which includes reference to cardiovascular outcomes study results. Prior to learning results of the REDUCE-IT study, the Company had approximately 150 sales representatives in the United States. After recruitment, hiring and training, the Company increased to having approximately 400 sales representatives in the United States in January 2019.

•	Strengthened Balance Sheet: As of December 31, 2018, the Company had $249.2 million of cash and cash equivalents with no outstanding term debt or convertible debt.

•

Superior Stock Price Performance. As depicted in the graph below, over the three-year time period through December 31, 2018, cumulative total return for Amarin’s ADSs exceeded both the NASDAQ Composite Index and NASDAQ Biotechnology Index. In particular, the total return for Amarin’s ADSs well exceeded the cumulative returns for the NASDAQ Composite Index and NASDAQ Biotechnology Index in each of the past three calendar years.

Compensation Philosophy and Objectives

Pay for Performance

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executives and (2) to align our executives’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The Remuneration Committee believes that executive compensation should be directly linked both to continuous improvements in corporate performance (“pay for performance”) and accomplishments that are expected to increase shareholder value. In furtherance of this goal, the Remuneration Committee has adhered to the following guidelines as a foundation for decisions that affect the levels of compensation:

•

provide a competitive total compensation package that enables the Company to attract and retain highly qualified executives with the skills and experience required for the achievement of business goals;

•	align compensation elements with the Company’s annual goals and long-term business strategies and objectives;

•

promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives’ incentives with the creation of shareholder value.

The Remuneration Committee has historically compensated executive officers with three primary compensation components: base salary, annual and short-term incentive bonuses, and long-term equity-based compensation. The Remuneration Committee believes that cash compensation in the form of base salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the grant of equity awards aligns the objectives of management with those of our shareholders with respect to long-term performance and success.

Chief Executive Officer Performance and Compensation

Our Remuneration Committee believes that it is especially important to set compensation for our Chief Executive Officer in a manner that address the two fundamental objectives described above.

John F. Thero has served as our President and Chief Executive Officer since January 2014. Before that, he served as our President and Chief Financial Officer since November 2010 and before that as our Chief Financial Officer since November 2009. Mr. Thero has over 25 years of executive level experience and, in the view of the Remuneration Committee, a strong record of accomplishment before and during his tenure at the Company.

Mr. Thero became Chief Executive Officer in 2014 to stabilize and grow the Company following significant corporate setbacks emanating from a change in position by the FDA regarding requirements for approval of the ANCHOR indication as became evident in an FDA advisory committee meeting in late 2013, which meeting concluded with a vote against a significant proposed label expansion for Vascepa followed by the FDA rescinding the related ANCHOR study special protocol assessment agreement. Since becoming President and Chief Executive Officer, Mr. Thero has played a critical role in selecting, retaining and motivating experienced personnel throughout the Company, repositioning the Company’s commercial strategy and tactics resulting in significant product revenue growth, expanding managed care coverage for Vascepa, entering into multiple strategic transactions, ensuring that the REDUCE-IT cardiovascular outcomes study was successfully completed, pursuing and achieving multiple remedies through favorable court decisions and achieving the 2018 operating highlights described above.

Throughout his tenure as Chief Executive Officer, Mr. Thero’s cash compensation has been at or below the 50th percentile of the Company’s peer group set by the Remuneration Committee with greater emphasis on Mr. Thero’s compensation in the form of equity incentive awards. Effective February 2018, Mr. Thero’s base compensation was adjusted to $664,800 per year, which was at the 50th percentile of other Chief Executive Officers in our peer group.

Mr. Thero’s bonus potential is tied to achievement of pre-defined corporate goals for the applicable year, with no consideration given to individual performance goals. For 2018, Mr. Thero’s target bonus potential, which was 75% of his base compensation and slightly below the 50th percentile for other Chief Executive Officers in our peer group, was tied to achievement of meaningful and challenging corporate goals established at the start of the year.

The Remuneration Committee believes that Mr. Thero’s cash compensation is strongly aligned with corporate performance and the interests of our shareholders. Our Remuneration Committee has an established practice of paying no or partial incentive cash bonuses when the pre-defined corporate goals are not achieved or achieved only in part. For example, for 2013, Mr. Thero was awarded no cash bonus following the failure of the FDA to approve the ANCHOR indication, a key corporate goal for that year, and in 2015 and 2014, Mr. Thero was awarded 98% and 75% of his bonus target, respectively, based on only partial achievement of the pre-defined corporate goals for those years. Conversely, when pre-defined corporate goals are achieved in whole, or when pre-defined “stretch” goals are achieved, incentive cash bonuses are paid commensurate with the level of achievement in that year. For example, in 2017 and 2016, both years in which corporate achievement was especially strong, including the achievement of pre-defined corporate goals and pre-defined stretch goals, Mr. Thero was awarded 117% and 122% of his bonus target, respectively. In 2018, Mr. Thero was awarded 95% of his bonus target based on substantial achievement of the pre-defined corporate goals and an additional 50% of his bonus target based on the achievement of one pre-defined stretch goal pertaining to the results of the REDUCE-IT cardiovascular outcomes study exceeding expectations.

Moreover, a substantial portion of Mr. Thero’s compensation is in the form of equity incentive awards, which the Remuneration Committee believes further aligns Mr. Thero’s interests with those of our shareholders. The equity incentive awards are made in the form of stock options and restricted stock units, all subject to vesting requirements, that target the 50th of the Company’s peer group. These equity incentive awards are subject to both time-based and performance-based vesting criteria.

Time-based stock options generally vest over a four-year period. Performance-based stock options generally vest only if certain pre-defined performance criteria are achieved (e.g., commercial, clinical or regulatory milestones), plus an additional time-based vesting schedule if and only if those performance milestones are achieved. The stock options realize value only if our stock price increases after the date of grant. Time-based restricted stock units generally vest over a three- or four-year period. Performance-based restricted stock units generally vest only if certain pre-defined performance criteria are achieved (e.g., commercial, clinical or regulatory milestones). Certain of the performance-based restricted stock units also include an additional time-based vesting schedule if and only if those performance milestones are achieved. The restricted stock units realize more value the better our stock price performs.

As noted in the graph below, approximately 82% of Mr. Thero’s 2018 total compensation as reported in the Summary Compensation Table below, including the value of the performance-based restricted stock units referred to in footnote 2 of such table, relates to stock options and restricted stock units and 91% of his total target compensation is performance-based and at risk, in either the form of equity awards or incentive bonus:

In light of the Company’s performance since Mr. Thero became Chief Executive Officer in January 2014, the Company’s stock price performance during his tenure as Chief Executive Officer, including each of the past one, two and three year periods and his compensation during that same time periods, the Remuneration Committee believes that the amount and nature of Mr. Thero’s compensation in 2018 are strongly aligned with corporate performance and the interests of our shareholders.

Roles in Determining Compensation

Remuneration Committee

The Remuneration Committee, together with the Board, determines the framework for the compensation of the Company’s executive officers. The Remuneration Committee also determines the corporate and individual performance goals under the Company’s management incentive plan and achievement of these goals, and determines the policy for and scope of service agreements for the executive officers and contractual severance payments. While the Remuneration Committee draws on a number of resources, including input from the Chief Executive Officer and independent compensation consultants, to make decisions regarding the Company’s executive compensation program, ultimate decision-making authority rests with the Remuneration Committee, subject in key cases to ratification by the independent members of the Board. The Remuneration Committee relies upon the judgment of its members in making compensation decisions, after reviewing the performance of the Company and evaluating an executive’s performance during the year against established goals, operational performance, and business responsibilities. In addition, the Remuneration Committee incorporates judgment in the assessment process to respond to and adjust for the evolving business environment.

Risks Related to Compensation Policies and Practices

As part of the Board’s risk oversight role, our Remuneration Committee reviews and evaluates the risks associated with our compensation programs. Our Remuneration Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Amarin. In making this determination, our Remuneration Committee considered the following:

•	the Company’s use of different types of compensation vehicles to provide a balance of long- and short-term incentives with fixed and variable components;

•	the granting of equity-based awards with time-based vesting and performance-based vesting, both of which encourage participants to work towards long-term appreciation in equity values;

•	the Company’s annual bonus determinations for each employee and vesting of performance-based equity awards being tied to achievement of Company goals, which goals promote long-term value; and

•

the Company’s system of internal control over financial reporting and code of conduct and ethics, which among other things, reduce the likelihood of manipulation of the Company’s financial performance to enhance payments under any of its incentive plans.

Compensation Consultant

The Remuneration Committee retains the services of Radford, an Aon company, as independent external compensation consultants. The mandate of the consultants includes assisting the Remuneration Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design, and benchmarking with the Company’s peers in the industry. The Remuneration Committee regularly evaluates the performance of its compensation consultants, considers alternative compensation consultants, and has the final authority to engage and terminate such services.

The Remuneration Committee has assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Remuneration Committee.

Chief Executive Officer

Our Chief Executive Officer attends Remuneration Committee meetings and works with the Remuneration Committee Chairman and its compensation consultants to develop compensation recommendations for executive officers (excluding the Chief Executive Officer) and other key executives, based upon individual experience and breadth of knowledge, internal considerations, individual performance during the fiscal year, and other factors deemed relevant by the Remuneration Committee. The recommendations are then submitted to the Remuneration Committee for review and consideration. The Remuneration Committee works directly with its compensation consultants to determine compensation actions for the Chief Executive Officer. In accordance with NASDAQ listing rules, our Chief Executive Officer is not present during voting or deliberations concerning his own compensation.

Say-on-Pay

Annually, at our general meeting of shareholders, we hold a non-binding advisory vote regarding the compensation of our named executive officers, which we refer to as say-on-pay. The Remuneration Committee has considered and will continue to consider the outcome of such say-on-pay votes, including the percentage of votes cast in favor and against the say-on-pay proposal, when making future compensation decisions for our named executive officers. The Remuneration Committee believes that the most relevant period of time to assess the performance of the Company’s Chief Executive Officer is the period over which he has held this position, which commenced in January 2014, during which period of time the Company’s stock price significantly outperformed both its peer group and the NASDAQ Biotechnology Index as a whole. The Remuneration Committee also relies on advice from its compensation consultants, its evaluation of Company performance against pre-defined corporate goals, its understanding of the challenges facing the Company and its observations of executive officer performance to determine executive officer compensation.

At our last annual general meeting of shareholders in May 2018, the non-binding advisory vote of shareholders supported the compensation of our named executive officers as reported in our 2018 proxy statement by 96.2% of the votes cast at the meeting. These votes for and against the say-on-pay proposal, together with available feedback from investors, have been and will continue to be considered by the Remuneration Committee in connection with the evaluation of executive compensation.

Shareholder Outreach Program

We make a point of annually engaging with our shareholders to solicit feedback on our executive compensation program. From time to time, we meet with our institutional shareholders to obtain their feedback and views on matters relating to our Company, including our executive compensation program. Based on the feedback received from this type of engagement, we relied more heavily on performance-based equity compensation in the past couple of years and may adjust our compensation arrangement based on future feedback. For example, in 2017 and early 2018, executive officers of the company were granted performance-based restricted stock units which are earned only if the Company’s REDUCE-IT cardiovascular outcomes study was deemed to be successful and only if product revenue reaches pre-defined annual milestone levels ranging from $300 million to $500 million and then vest only if the recipient remains with the Company for an extended period of time following completion of the REDUCE-IT study, subject to acceleration in the event of a change in control transaction. We will continue to engage with shareholders and believe that our shareholders will continue to support our core compensation principles and our executive compensation program.

Competitive Market Benchmarking

The Remuneration Committee draws on a number of resources to assist in the evaluation of the various components of the Company’s executive compensation program. While we do not establish compensation levels based solely on benchmarking, pay practices at other companies are a factor that the Remuneration Committee considers in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace.

Our peer companies used in determining compensation actions with respect to 2018 fiscal year compensation were selected by the Remuneration Committee with the support of Radford, which beginning in 2011 has been retained to conduct comprehensive reviews of the Company’s executive compensation practices.

Our peer companies for 2018 compensation evaluation were selected prior to the start of 2018 in consultation with Radford on the basis of their similarity to us in terms of competition for talent, their status as a commercial or near-commercial stage company, revenue level and other financial attributes, phase of products in development, research and development expenditures, employee number, and market capitalization. Radford also qualitatively evaluated each company based on business focus and corporate strategy.

The Remuneration Committee considered the foregoing analysis in selecting the following 18 publicly-traded peer companies for use in evaluating compensation actions in the 2018 fiscal year:

Accorda Therapeutics	Eagle Pharmaceuticals	Repligen Corporation*
AMAG Pharmaceuticals*	Halozyme Therapeutics*	SciClone Pharmaceuticals*
Amicus Therapeutics*	ImmunoGen*	Spectrum Pharmaceuticals*
Arena Pharmaceuticals*	Lexicon Pharmaceuticals*	Sucampo Pharmaceuticals*
Corcept Therapeutics*	Pacira Pharmaceuticals*	Supernus Pharmaceuticals*
Depomed*	Momenta Pharmaceuticals	Vanda Pharmaceuticals*

*	Included in prior-year peer group.

In addition to the peer group above, the Remuneration Committee also reviews competitive compensation data from the Radford Global Life Sciences Compensation Survey. For 2018 compensation decisions, the Radford survey group included 34 publicly traded biopharmaceutical companies with fewer than 5,000 employees, revenue under five million dollars, and market value between $200 million and $12.0 billion. Seventeen companies in our named peer group participated in this market survey. For benchmarking purposes, Radford then developed a competitive market composite of which 50% is based on proxy data from the named peer group and 50% is based on a market survey composite. Radford then assessed Amarin’s 2018 compensation against market pay elements such as base salary, target short-term incentives as a percentage of base salary, target total cash compensation, long-term incentives and target total direct compensation. Additionally, Amarin’s incumbent officers were matched to benchmark positions according to each officer’s primary responsibilities.

The Remuneration Committee reviews the Company’s list of peer companies periodically to reflect changes in market capitalization, developments at the Company relative to its peer companies, and other factors.

For purposes of compensation for 2019, the Remuneration Committee, with the advice of Radford, examined our 2018 peer group in light of our continued growth throughout 2018, the stage of our commercialization efforts, changes in our market capitalization, and changes in the size and status of comparative companies. With reference to these and other key business metrics, the Remuneration Committee approved the following 20 companies as our 2019 peer group for evaluating compensation actions for 2019:

Accorda Therapeutics*	Exelixis	Pacira Pharmaceuticals*
Akcea Therapeutics	Halozyme Therapeutics*	PTC Therapeutics
Alnylam Pharmaceuticals	ImmunoGen*	Repligen Corporation*
AMAG Pharmaceuticals*	Intercept Pharmaceuticals	Spectrum Pharmaceuticals*
Clovis Oncology	Ionis Pharmaceuticals	Supernus Pharmaceuticals*
Corcept Therapeutics*	Ironwood Pharmaceuticals	Vanda Pharmaceuticals*
Eagle Pharmaceuticals*	Momenta Pharmaceuticals*

*	Included in prior-year peer group.

Implementation of Objectives

In fiscal 2018, our executive compensation program consisted of the following forms of compensation, each of which are described below in greater detail:

•	Base Salary

•	Annual Incentive Bonus

•	Equity Compensation (subject to time and/or performance vesting)

•	Employee Benefit Programs

In general, our Remuneration Committee aims to set executives’ total cash compensation (base salary plus target bonus) at levels near the 50th percentile for executives with similar roles in the Company’s peer group. Long-term incentive awards include stock options and restricted stock units and the value of such awards is generally targeted at the 50th percentile of our peer group. Our Remuneration Committee believes that the 50th percentile for total compensation is the minimum total compensation level that will allow us to attract and retain highly skilled executives.

Base Salary

Overview

Our Remuneration Committee aims to set executives’ base salaries, in the aggregate, at levels near the 50th percentile of salaries of executives with similar roles at the Company’s peer group. The Remuneration Committee believes it is important to provide adequate fixed compensation to our executive officers working in a highly volatile and competitive industry. The Remuneration Committee’s choice of this target percentile reflects consideration of our shareholders’ interests in paying what is necessary to attract and retain qualified executives and achieve our corporate goals, while conserving cash and equity as much as practicable. We believe that, given the industry in which we operate and our compensation philosophy and objectives, base salaries at the 50th percentile are generally sufficient to retain our current executives and to hire new executives when and as required. In determining appropriate base salary levels for a given executive officer, the Remuneration Committee also considers the following factors:

•	individual performance of the executive, as well as overall performance of the Company, during the prior year;

•	level of responsibility, including breadth, scope and complexity of the position;

•	level of experience and expertise of the executive;

•	internal review of the executive’s compensation relative to other executives to ensure internal equity;

•	level of the executive’s compensation in the form of equity incentive awards; and

•	executive officer compensation levels at other similar companies to ensure competitiveness.

Salaries for executive officers are determined on an individual basis at the time of hire and are set to be competitive with peer companies in our industry. Adjustments to base salary are considered annually in light of each executive officer’s individual performance, the Company’s performance and compensation levels at peer companies in our industry, as well as changes in job responsibilities or promotion. The Chief Executive Officer assists the Remuneration Committee in its annual review of the base salaries of other executive officers based on the foregoing criteria.

Changes in Base Salaries for Fiscal 2018

In January 2018, the Remuneration Committee approved for 2018 an average salary increase of 3.5% for all employees other than certain executive officers, including those identified below, each of whom received individually targeted salary increases. These increases were determined to take into consideration the rate of inflation and to approximate the estimated rate of compensation increase in the Company’s peer group.

In the case of Mr. Thero, a salary of $664,800, effective February 1, 2018, was approved. This base salary was targeted at the 50th percentile for Chief Executive Officers within our peer group. In the case of Mr. Kennedy, a salary of $462,300, effective February 1, 2018, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Mr. Kennedy’s extensive experience and significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts, several litigation matters and continued advancement of the Company’s intellectual property estate. In the case of Dr. Ketchum, a salary of $462,300, effective February 1, 2018, was approved. This base salary was higher than the 50th percentile for officers of similar position within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Dr. Ketchum’s extensive experience and significant contributions to the Company during his tenure with the Company, in particular in connection with our ongoing regulatory efforts and continued advancement of the Company’s REDUCE-IT cardiovascular outcomes trial, the scope of which is larger than advanced by most peer sized companies. In the case of Mr. Kalb, a salary of $424,400, effective February 1, 2018, was approved. This base salary approximated the 50th percentile for CFOs within our peer group; this determination was made in light of the Remuneration Committee’s recognition of Mr. Kalb’s experience and his contributions to the Company during his tenure with the Company, in particular in connection with strengthening our balance sheet and managing our cash flow. In the case of Mr. Salyer, a salary of $459,000, effective February 1, 2018, was approved. This base salary was higher than the 50th percentile for Chief Commercial Officers within our peer group; this determination was made in light of Mr. Salyer’s compensation prior to joining the Company and the Remuneration Committee’s recognition of his experience.

Cash Incentive Awards

The Company also provides executive officers with the opportunity to earn annual performance-based cash bonuses, which are specifically designed to reward executives for overall corporate performance as well as for executives other than the Chief Executive Officer, individual performance in a given year.

The Board has adopted a Management Incentive Compensation Plan (“MICP”), under which the Remuneration Committee each year determines and approves corporate and individual performance goals and achievement of these goals for purposes of determining annual performance-based cash bonuses. The MICP is intended to provide structure and predictability regarding the determination of performance-based cash bonuses. Specifically, the MICP is intended to:

(i)	increase management focus on realistic goals intended to create value for shareholders;

(ii)	encourage management to work as a team to achieve the Company’s goals;

(iii)	encourage individuals to realize goals that are meaningful to the Company;

(iv)	provide incentives for management to strive for achievement above and beyond the Company goals; and

(v)	help attract and retain high quality senior management personnel.

The MICP provides that the bonus potential for our executive officers will be established on an annual basis by the Remuneration Committee. Under the MICP, the actual amount of the bonus paid is calculated on a formulaic basis based upon achievement of pre-determined performance goals. In order to be eligible to receive a bonus, the Company must have achieved at least a specified percentage of the corporate goals for that year. The corporate goals and the relative weighting of the corporate and individual performance goals, as well as the relative weighting for each individual of individual performance goals, are established by the Remuneration Committee on an annual basis, shortly after our Board approves our annual operating plan. The Remuneration Committee has determined it appropriate to have our Chief Executive Officer’s goals match our corporate goals and for no portion of his annual incentive bonus to be determined based on individual performance goals. For all other executive officers, individual goals are determined on an annual basis by the Remuneration Committee based on their areas of functional responsibility.

Under the MICP, the Remuneration Committee reserves the right to make subjective assessments of executive performance and to separately reward performance beyond established individual or corporate goals and targets, and to award a smaller or larger bonus than provided for in the MICP, or to award no bonus.

For fiscal 2018, the bonus potential for our management employees as a percentage of base salary ranged from 75% for our President and Chief Executive Officer, 45% for our Executive Vice President, 40% for our

Senior Vice Presidents, 30% for our Vice Presidents, and 15 to 25% for our Directors and Managers. All of the bonus potential for our President and Chief Executive Officer was tied to the 2018 corporate goals.

Fiscal 2018 Annual Bonus Incentive

Following our announcement of the positive results of REDUCE-IT study, in December 2018, the Remuneration Committee assessed the Company and our executive officer’s overall performance and achievement of the REDUCE-IT stretch goal established in 2018.

Set forth below is the pre-specified stretch goal, which achievement that was approved by the Remuneration Committee in assessing overall performance for the 2018 fiscal year and reviewed at the December 2018 meeting of the Remuneration Committee, as well as the relative weighting of this goal and the Remuneration Committee’s determination of achievement for this goal.

Pre-Specified “Stretch” Goal:

•	REDUCE-IT: Achieve 20% or more in relative risk reduction for primary endpoint: 50%

In addition, upon completion of fiscal 2018, the Remuneration Committee assessed the Company and our executive officer’s overall performance against the achievement of corporate and individual performance goals established in 2018.

Set forth below are the corporate goals (except for the REDUCE-IT stretch goal discussed above) that were approved by the Remuneration Committee in assessing overall performance for the 2018 fiscal year, as well as the relative weighting of these goals and the Remuneration Committee’s determination of achievement for each goal.

2018 Corporate Goals

Commercial (40%): These goals established target performance for the Company regarding the commercialization of Vascepa. The specific goals were as follows:

•	Revenues: Achieve net revenue target of $245.0 million

•	Compliance: Favorable outside audit report regarding compliance program and no lost claim due to untruthful or misleading statements to healthcare professionals

•	Pre-REDUCE-IT Readiness: Increase Vascepa awareness; launch media campaign regarding MARINE indication*

•	Post-REDUCE-IT Results: Hire, train and activate expanded sales team within 90 days of corporate approval*

REDUCE-IT (30%): These goals established target performance for the Company regarding the REDUCE-IT cardiovascular outcomes trial. The specific goals were as follows:

•	Close-out Plan: Perform and complete all required procedures anticipating adjudication of targeted number of primary events by target dates; submit regulatory approval applications by target deadline*

•	Final Study Quality: Achieve target rate for patients with compliance data, target rate of final visit contact with patients on study, and target rate of patients with vital status information

•

Timing of Publication: Complete study report for consideration as late breaker for American Heart Association in 2018, and, assuming success, publish results in top-tier journal in parallel with late breaker presentation in the fourth quarter of 2018

•

Media/KOL Education and Support: Engage with the advisory board and national / regional key opinion leader (“KOL”) groups; REDUCE-IT results reported by major national media with supportive statements from KOLs

Quality & Supply (10%): These goals established target performance for the Company regarding the commercial and clinical supply. The specific goals were as follows:

•	Quality: Ensure uninterrupted supply of commercial and clinical material based on supply chain schedule

•	Supply: Purchase inventory needed for operating plan (plus safety stock) at an average price consistent with operating plan*

Financial and Public Relations / Investor Relations (20%): These goals established target performance for the Company regarding the operational finance performance and with respect to public and investor relations matters. The specific goals were as follows:

•	Cash Outflow from Operations: Ensure gross cash outflow is not greater than operating plan*

•	Cash Flow Positive from Operations (excluding R&D, interest and royalty costs): Achieve for full year 2018

•	Financing: Complete financings as needed, subject to corporate approval, to ensure the Company is adequately financed

Pre-Specified “Stretch” Goals: The specific goals were as follows:

•

Exceed net revenue target per 2018 Operating Plan ($245 million): Zero for < 5% above net revenue target; 10% for 5% or more above net revenue target increasing ratably to 100% maximum for achievement of 50% above net revenue target

*

The above-described metrics tied to the 2018 Operating Plan include highly sensitive data including cash flows, expense targets, research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

In reviewing the Company’s performance against the pre-specified corporate goals set by the Remuneration Committee as described above, the Remuneration Committee determined the goals were achieved as follows: (i) that each of the commercial goals was achieved at the 100% level, except for the achievement of revenues goal, which was achieved at the 90% level, resulting in a weighted score of 35% for this component of the corporate goals; (ii) that each of the REDUCE-IT goals was achieved at the 100% level, resulting in a combined weighted score of 30% for this component of the corporate goals; (iii) that each of the quality and supply goals was achieved at the 100% level, resulting in a combined weighted score of 10% for this component of the corporate goals; and (iv) that each of the financial and public relations/investor relations goals was achieved at the 100% level, resulting in a combined weighted score of 20% for this component of the corporate goals. In total, the Remuneration Committee determined that these pre-defined corporate goals were achieved at the 95% level. In addition, the Remuneration Committee determined that the pre-defined net revenue stretch goal was not achieved and that the REDUCE-IT stretch goal was achieved, resulting in a total score of 50% for the stretch goals and 145% cumulative achievement of the pre-defined corporate and stretch goals.

Individual Performance-Based Cash Bonus Awards

John F. Thero, President and Chief Executive Officer (principal executive officer)

The Remuneration Committee calculated Mr. Thero’s 2018 MICP bonus to be $473,670 in connection with, and based entirely on, the Company’s achievement of base corporate goals as described above (95% level). This amount is separate from the $249,300 cash bonus award the Remuneration Committee calculated for Mr. Thero based on the 50% of target bonus amount in connection with the Company’s achievement of the pre-defined REDUCE-IT stretch goal described above.

Joseph T. Kennedy, Executive Vice President, General Counsel and Strategic Initiatives, Secretary

For Mr. Kennedy, individual performance goals for fiscal 2018 were focused on the areas outlined below:

Litigation: 25%

a)	ANDA litigation: Manage legal resources to support progression of the ANDA litigation

b)	IP litigation: Aggressively assert Amarin patents, subject to corporate decisions from time to time

Supplement Issues: 35%

a)	Achieve or take further legal steps to help distinguish Vascepa from dietary supplements

SEC Compliance/Investor Relations: 10%

a)	Statutory: Ensure timely filing of SEC filings and compliance of public disclosures with applicable law

b)	IR: Provide timely and constructive advice on investor relations issues while helping to ensure accurate disclosures consistent with industry practice

General Corporate: 10%

a)

Operational support: Ensure timely value-adding legal advice to support all Company functions, including business development, finance, regulatory, managed care, sales and marketing, manufacturing, human resources and general corporate matters, the effectiveness of which will be judged by the Chief Executive Officer and Board

b)	Minutes: Timely completion of committee meeting minutes for meetings attended, conduct orderly annual meeting

c)

Documentation: Oversee legal systems to help manage risks affecting the company and ensure access to key information as needed, including disaster recovery, document control and long-term staff turnover considerations

Pharmaceutical Industry Compliance: 10%

a)

Industry: Stay abreast of developments on First Amendment issues and advise company on pharmaceutical industry compliance matters consistent with First Amendment settlement, including disclosures regarding knowledge derived from the REDUCE-IT study

Intellectual Property: 10%

a)

Patents: Obtain and defend robust patent coverage for Company products consistent with Company plan, including prompt review of REDUCE-IT results and creating appropriate documentation to protect the Company’s intellectual property rights

Under the Company’s MICP, 75% of Mr. Kennedy’s bonus for 2018 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2018 corporate goals at the 95% level as described above, in addition to the 50% achievement of the REDUCE-IT stretch goal. In reviewing the above-described individual performance goals, the Remuneration Committee determined that Mr. Kennedy had fully achieved all of his individual goals (100%).

The Remuneration Committee thus calculated Mr. Kennedy’s 2018 MICP bonus to be $200,234, or 96% of his target bonus amount. The calculation was based on 75% weight given to the 95% achievement of 2018 corporate base goals and 25% weight given to the 100% achievement of Mr. Kennedy’s individual goals. This amount is separate from the $104,018 cash bonus award the Remuneration Committee calculated for Mr. Kennedy based on the 50% of target bonus amount in connection with the Company’s achievement of the pre-defined REDUCE-IT stretch goal described above.

Steven B. Ketchum, Ph.D., President of Research and Development, Senior Vice President and Chief Scientific Officer

For Dr. Ketchum, individual performance goals for fiscal 2018 were focused on the areas outlined below:

REDUCE-IT: 80%

a)	Close-out plan: Perform and complete all required procedures anticipating adjudication of targeted number of primary events by target dates; submit regulatory approval applications by target deadline*

b)	Final study quality: Achieve target rate for patients with compliance data, target rate of final visit contact with patients on study, and target rate of patients with vital status information

c)	Timing: Complete topline data analyses in time to support a late breaker presentation for American Heart Association in 2018

d)

Publication and congress support: Work with REDUCE-IT steering committee and medical affairs team to secure publication of REDUCE-IT results in top-tier journal in parallel with late breaker presentation in the fourth quarter of 2018

Additional Clinical & Non-Clinical Initiatives: 10%

a)	Serum to plasma & red blood cell (RBC) correlation research: Support fatty acid measurements and report completion and correlation analyses by target dates *

b)

Mechanistic non-clinical and clinical initiatives: Support REDUCE-IT differentiation through mechanistic non-clinical and clinical initiatives aimed at defining eicosapentaenoic acid mechanisms of action/uniqueness of activity; support three or more publications; consider/support new mechanistic studies through detailed interactions with six or more potential investigators; continue ongoing assessment for investigator initiated trials, design, conduct, and publication of seven or more investigator initiated trials

c)

Clinical/Scientific support of other Departments: Provide timely support and training to various other departments including regulatory, medical affairs, business development, corporate strategy, finance, legal and commercial teams*

Regulatory & Quality Control: 10%

a)

Ex-US partnership: Support clinical trial application approval and initiation of registration clinical trial(s) in China; support registration activities in Middle East and North Africa territories, achieving approval in at least two countries for partner to market Vascepa before the end of 2018; support pre-NDS meeting and create regulatory strategy with partner in Canada

b)

Existing NDA maintenance: Ensure all regulatory required reporting elements are prepared and submitted on time; support vendors’ timely transitions from paper drug master files to electronic submissions; and ensure they have no impact on Chemistry, Manufacturing, and Control (“CMC”) portions of new Drug application (“NDA”)

c)	Post-marketing safety compliance: Review and assess all serious adverse events and timely submit all required reports in compliance with strategic operating plans

*

The above-described metrics tied to the 2018 Operating Plan include highly sensitive data including research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Dr. Ketchum’s bonus for 2018 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2018 corporate goals based at the 95% level as described above, in addition to the 50% achievement of the REDUCE-IT stretch goal. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Dr. Ketchum had fully achieved all of his individual goals (100%).

The Remuneration Committee calculated Dr. Ketchum’s 2018 MICP bonus to be $177,986, or 96% of his target bonus amount. The calculation was based on 75% weight given to the 95% achievement of 2018 corporate base goals and 25% weight given to the 100% achievement of Dr. Ketchum’s individual goals. This amount is separate from the $92,460 cash bonus award the Remuneration Committee calculated for Dr. Ketchum based on the 50% of target bonus amount in connection with the Company’s achievement of the pre-defined REDUCE-IT stretch goal described above.

Michael W. Kalb, Senior Vice President and Chief Financial Officer, Assistant Secretary (principal financial officer and principal accounting officer)

For Mr. Kalb, individual performance goals for fiscal 2018 were focused on the areas outlined below as:

Financial Reporting & Budgeting: 40%

a)	Manage cash balance and net operating cash flow such that it is equal to or greater than the operating plan*

b)	Timely completion and filing of all required SEC and foreign statutory filings

c)	Timely file all domestic and international tax returns

d)	Maintain tax compliance and professional fees for routine items

e)	Shorten quarterly close process

f)	Assume lead role in preparation of Board of Directors meeting presentations

Internal Controls: 15%

a)	Ensure no material control weaknesses from 2018 compliance testing or from 2017 compliance testing completed in 2018

Strategic & Tax Matters, including Preparation for REDUCE-IT Read-out: 15%

a)	Working Capital Line: Engage with financial institutions to obtain asset-based lending, subject to receiving waiver from debt holder and subject to corporate approval

b)	Compliance: Work with tax advisors to comply with all Internal Revenue Service (“IRS”), and other taxing authorities, requests for information

c)	Tax: Complete assessment of global tax position for the Company and subsidiaries considering potential changes in U.S. corporate tax law and evaluate discontinuing inactive subsidiaries

Commercial & Business Development Support: 10%

a)

Support: Support commercial operations, including pricing and contracts review and negotiation and decision-making regarding managed care and marketing to achieve gross margin levels as per operating plan*; support business development, including diligence, and other strategic initiatives as needed

b)	Strategic Model: Work with investment bank to create robust multi-scenario long-term model to support strategic analysis

c)	Fund Raising: Coordinate successful fund raising efforts as needed, subject to Board approval

Investor Relations: 20%

a)

Financial and Corporate Communications: Oversee and direct all financial and corporate communications by developing, managing and controlling the message platform and information flow; benchmark current communications metrics and obtain Chief Executive Officer and CFO approval for 2018 improvement metric

b)

Investor Outreach: Complete peer ownership analysis, identify at least 10 high quality investors, and establish meetings with these firms; create plan for expanded use of social media and, subject to necessary approval, implement such plan

*

The above-described metrics tied to the 2018 Operating Plan include highly sensitive data including research goals and clinical trials. We do not disclose the specific target levels for these metrics because we believe that such disclosure would result in competitive harm to our Company. We purposely set these target levels at aggressive levels. Revealing these metrics, including the reasoning for setting targets at specific levels, could potentially reveal insights about our commercialization plans and research and other objectives that our competitors could use against us in the marketplace for similar pharmaceutical products. We believe each of these target levels were designed to be challenging but attainable under assumed conditions if we had what we considered to be a successful year.

Under the Company’s MICP, 75% of Mr. Kalb’s bonus for 2018 was based on achievement of the corporate goals (in proportion to the extent such goals were achieved) and 25% of his bonus was based on achievement of his individual goals (in proportion to the extent such goals were achieved).

The Remuneration Committee approved the achievement of 2018 corporate goals based at the 95% level as described above, in addition to the 50% achievement of the REDUCE-IT stretch goal. In reviewing the above-described individual performance goals, the Remuneration Committee concluded that Mr. Kalb had achieved 95% of his individual goals (reflecting partial achievement of the goal pertaining to assuming lead role in preparation of Board of Directors meeting presentations and creation and implementation of investor outreach initiatives).

The Remuneration Committee calculated Mr. Kalb’s 2018 MICP bonus to be $161,272, or 95% of his target bonus amount. The calculation was based on 75% weight given to the 95% achievement of 2018 corporate base goals and 25% weight given to the 95% achievement of Mr. Kalb’s individual goals. This amount is separate from the $84,880 cash bonus award the Remuneration Committee calculated for Mr. Kalb based on the 50% of target bonus amount in connection with the Company’s achievement of the pre-defined REDUCE-IT stretch goal described above.

Mark W. Salyer, Former Senior Vice President and Chief Commercial Officer

Mr. Salyer was not eligible to receive a bonus under the MICP for 2018 as a result of the termination of his employment with the Company in April 2018.

Special Incentive Bonus Programs

From time to time, the Remuneration Committee establishes special bonus programs to incentivize individual performance toward goals that are judged by the Remuneration Committee as important for corporate progress, very difficult to achieve, and of significant shareholder value if achieved.

Equity Compensation

Overview

Stock Options and Restricted Stock Units. As an additional component of our compensation program, executive officers are eligible to receive equity compensation, which has historically been in the form of stock options and restricted stock units. The Remuneration Committee grants stock options and restricted stock units to executive officers to aid in their retention, to motivate them to assist with the achievement of both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price. In determining the form, date of issuance and value of a grant, the Remuneration Committee considers the contributions and responsibilities of each executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, and the Company’s overall performance relative to corporate objectives.

We believe that equity awards, through stock options and restricted stock units, align the objectives of management with those of our shareholders with respect to long-term performance and success. We believe that equity awards serve as useful performance-recognition mechanisms with respect to key employees, as most awards are subject to time-based vesting provisions. Stock options are typically awarded to executive officers upon their hiring. We believe that such equity awards encourage executive officers to remain with the Company and also focus on our long-term performance as well as the achievement of specific performance goals.

Equity Award Grant Policy. We have an equity award grant policy that formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy, all grants to executive officers must be approved by our Board or Remuneration Committee and all grants to other employees must be granted within guidelines approved by our Board or Remuneration Committee. All stock options have an exercise price equal to the fair market value of our Ordinary Shares, calculated based on our closing market price on the applicable grant date. Under our equity award grant policy, equity awards will generally be granted as follows:

•

grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will generally be made at meetings of the Remuneration Committee, and effective on the first trading day of the month following the later of (1) the hire date or the promotion date or (2) the date on which such grant is approved; and

•

grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and generally shall be made effective on the first trading day of the month following the date on which such grant is approved.

Equity Grants Awarded in Fiscal 2018

In considering annual equity awards for our executive officers in 2018, our Remuneration Committee aimed to grant equity at a level generally targeted between the 50th and 75th percentile of the Company’s peer group. Equity awards in 2018 were comprised of a mix of time-based stock options (vesting over a four-year period), time-based restricted stock unit awards (vesting over a three-year period) and performance-based restricted stock unit awards (vesting tied to the achievement of pre-defined performance milestones (specifically the achievement of both (i) a successful outcome of the REDUCE-IT study and (ii) pre-defined commercial sales milestones), and subsequent to such achievement, time-based vesting and acceleration in the event of a change in control). Equity awards in 2018 were granted with a view towards both retaining and incentivizing our executives in future periods.

The grant date fair values of the equity awards granted to executive officers for the 2018 fiscal year are reflected in the Summary Compensation Table below and the number of shares subject to equity awards granted in 2018 is reflected in the Grants of Plan-Based Awards table below.

With respect to the Black-Scholes option-pricing model required under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and discussed further below, historical variable assumptions and other variables can cause model prices to be more or less than the actual value of an option when exercised or in an ultimate exit. Actual option value is instead based on stock performance which can vary significantly from these historical variable assumption based valuation estimates. Because the actual value is based on stock performance, the Remuneration Committee believes that the equity awards granted create added and important alignment of management with our other shareholders regarding our long-term growth.

Employee Benefit Programs

Executive officers are eligible to participate in all of our employee benefit plans, including medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, all of which we believe to be comparable to those provided at peer companies. These benefit programs are designed to enable us to attract and retain our workforce in a competitive marketplace. Health, welfare and vacation benefits ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our executive officers participate in the same employee benefit plans as other employees in the Company on the same terms as such employees.

Our retirement savings plan (“401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the named executive officers, are able to contribute certain amounts of their annual compensation, subject to limits prescribed by the IRS, which contributed amounts are eligible for a discretionary percentage match, in cash, as defined in the 401(k) Plan and determined by the Board of Directors. We recognized $0.7 million of related compensation expense for the 401(k) Plan for the year ended December 31, 2018.

Tax and Accounting Considerations

Deductibility of Executive Compensation. In making compensation decisions affecting our executive officers, the Remuneration Committee considers our ability to deduct under applicable federal corporate income tax law compensation payments made to executives. Specifically, the Remuneration Committee considers the requirements and impact of Section 162(m) of the Code. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m) and was payable pursuant to a binding written agreement in effect on November 2, 2017 that was not subsequently materially modified. Under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, (1) the scope of Section 162(m) was expanded such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from the Company and (2) the exception to the deduction limit for commission-based compensation and performance-based compensation was eliminated except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.

The Remuneration Committee believes that stockholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. The Remuneration Committee considers the Section 162(m) rules as a factor in determining compensation, but does not necessarily limit compensation to amounts deductible under Section 162(m).

Stock Ownership Guidelines

The Board believes it is important to align the interests of our executive officers with those of its shareholders. To this end, in March 2013, the Board established Stock Ownership Guidelines for its executive officers. The guidelines require that each executive officer maintain an equity interest in the Company with a value at least equal to a multiple of the executive officer’s base salary, as follows:

Position	Target
Chief Executive Officer	3x annual base salary
Other Executive Officers	1x annual base salary

Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares beneficially owned (other than unvested restricted stock) or issuable upon the settlement of vested restricted stock units. The calculation of an individual’s equity interest, however, does not include the value of stock options (whether or not vested), unvested restricted stock, and unvested restricted stock units, except unvested deferred stock units. Executive officers have five years from the date of the policy adoption in March 2013 or later commencement of their appointment as an executive officer to attain these ownership levels. If an executive officer does not meet the applicable guideline by the end of the five-year period, the officer is required to hold a minimum of 50% to 100% of the shares resulting from any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any officer on whom this requirement could impose a financial hardship.

As of the date of this Proxy Statement, all of the Company’s named executive officers have satisfied these ownership guidelines, or have time to do so.

Additionally, we have instituted Stock Ownership Guidelines for our non-employee directors. For information regarding these guidelines, see the section entitled “Director Compensation—Non-Employee Director Compensation.”

Clawback

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, which would typically provide that the officers or directors subject to the policy must reimburse the Company for any bonus or other incentive-based or equity-based compensation improperly received. The Remuneration Committee intends to adopt a formal clawback policy once the final rules relating to such policies are issued pursuant to the Dodd-Frank Act. The Company has not had an accounting restatement.

REMUNERATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

The Remuneration Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2018.

Submitted by the Remuneration Committee of the Board of Directors

David Stack (Chairman)

Jan van Heek

Kristine Peterson

2018 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(7)	Total ($)
John F. Thero	2018	660,383	—	1,409,800	1,405,914	722,970	6,712	4,205,779
President and Chief Executive Officer	2017	609,175	26,088	1,098,540	1,160,461	513,912	6,612	3,414,788
	2016	575,275	—	504,000	561,689	530,974	6,512	2,178,450

Joseph T. Kennedy	2018	461,175	—	296,400	294,788	304,251	6,712	1,363,326
Executive Vice President, General Counsel and Strategic Initiatives, Secretary	2017	447,533	11,007	330,480	348,138	320,136	6,612	1,463,906
	2016	432,542	12,685	112,000	127,656	227,315	6,512	918,710

Steven B. Ketchum, Ph.D.	2018	461,175	—	296,400	294,788	270,446	6,712	1,329,521
President of Research and Development, Senior Vice President and Chief Scientific Officer	2017	447,533	9,717	266,220	280,621	194,330	6,612	1,205,033
	2016	432,542	—	112,000	127,656	199,022	6,512	877,732

Michael W. Kalb(5)	2018	423,367	—	296,400	294,788	246,152	6,712	1,267,419
Senior Vice President and Chief Financial Officer, Assistant Secretary	2017	411,000	8,899	266,220	280,621	177,984	6,612	1,151,336
	2016	200,000	—	—	978,489	93,200	606	1,272,295

Mark W. Salyer(6)	2018	138,838	—	296,400	294,788	—	251,882	984,897
Former Senior Vice President and Chief Commercial Officer	2017	141,458	128,250	—	1,627,659	—	61,841	1,959,208

(1)

The amounts reported in the “Bonus” column for 2017 and 2016 consist of discretionary cash bonuses awarded under the MICP for exceptional performance in 2017 or 2016, respectively. In addition, the amount reported for 2017 for Mr. Salyer includes a sign-on bonus of $60,000 and an annual cash bonus of $65,000, each paid pursuant to the terms of his employment agreement with the Company.

(2)

This column reflects the aggregate grant date fair value of time- and performance-based vesting restricted stock unit awards granted in each year calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures, related to service-based vesting. For performance-based restricted stock units, the value reported reflects the value of the award at the grant date based upon the probable outcome of the performance conditions. For the performance-based restricted stock units granted to Mr. Thero in 2018, as achievement of the performance criteria was deemed not probable on the grant date, the grant date fair value of such award included in the table is $0. The value of Mr. Thero’s 2018 performance-based restricted stock units, assuming that the highest level of performance conditions will be achieved, is $3,559,900. For the performance-based restricted stock units granted in 2017, as achievement of the performance criteria was deemed not probable on the grant date, the grant date fair value of each such award included in the table for each was $0. The value of the 2017 performance-based restricted stock units, assuming that the highest level of performance conditions will be achieved, is $795,600 for Mr. Kennedy and $673,200 for each of Dr. Ketchum and Mr. Kalb. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2019.

(3)

This column reflects the aggregate grant date fair value of time-based stock option awards granted in each year and calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2019.

(4)

This column reflects payments made under the MICP and special incentive bonus programs in respect of the year earned. See the discussion regarding annual and special incentive compensation in “Executive Compensation Discussion and Analysis” for further information regarding the performance measures.

(5)	Mr. Kalb joined the Company on June 30, 2016. His annualized base salary for 2016 was $400,000.
(6)

Mr. Salyer joined the Company on September 11, 2017. His employment with the Company terminated on April 18, 2018. His annualized base salary for 2017 was $455,000. His annualized base salary for 2018 was $459,000.

(7)

The amounts included in this column represent company-paid match of 401(k) contributions and life insurance premiums unless otherwise noted. The amount reported in 2018 for Mr. Salyer includes the following severance payments, which were paid to him in connection with the termination of his employment pursuant to the terms of his employment agreement with the Company: (i) $229,500 for six months of base salary continuation, (ii) $10,592 for accrued paid time off, and (iii) $8,397 for the Company portion of the COBRA premiums for six months following termination. In addition, the vesting of Mr. Salyer’s equity awards subject to time-based vesting was accelerated by six months upon the termination of his employment pursuant to the terms of his employment agreement. The amount reported for 2017 for Mr. Salyer includes $61,538 of relocation costs paid pursuant to the terms of his employment agreement with the Company.

Narrative to the Summary Compensation Table

The amounts reported in the Summary Compensation Table, including base salary, stock awards, option awards, and payments made under the MICP, are described more fully under “Executive Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based option awards to the named executive officers during fiscal year 2018:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)
John F. Thero	2/1/2018	558,000	(2)	3.80	1,405,914
Joseph T. Kennedy	2/1/2018	117,000	(2)	3.80	294,788
Steven B. Ketchum, Ph.D.	2/1/2018	117,000	(2)	3.80	294,788
Michael W. Kalb	2/1/2018	117,000	(2)	3.80	294,788
Mark W. Salyer(3)	2/1/2018	117,000	(2)	3.80	294,788

(1)

This column reflects the aggregate grant date fair value of option awards granted in 2018, and is calculated in accordance with FASB ASC 718, using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2019.

(2)	These options vest monthly over 48 months beginning on February 28, 2018.
(3)

Mr. Salyer’s employment with the Company terminated in April 2018. As of the termination date, options to purchase 19,502 shares with a total grant date fair value of $49,136 had vested and all remaining unvested options were immediately forfeited.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to time-based vesting to the named executive officers during fiscal year 2018:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(1)
John F. Thero	2/1/2018	371,000	(2)	1,409,800
Joseph T. Kennedy	2/1/2018	78,000	(2)	296,400
Steven B. Ketchum, Ph.D.	2/1/2018	78,000	(2)	296,400
Michael W. Kalb	2/1/2018	78,000	(2)	296,400
Mark W. Salyer	2/1/2018	78,000	(2)	296,400

(1)

This column reflects the aggregate grant date fair value of time-based restricted stock unit awards granted in 2018, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2019.

(2)	These restricted stock unit awards vest in three equal annual installments on each of January 31, 2019, January 31, 2020 and January 31, 2021.
(3)	Mr. Salyer’s employment with the Company terminated in April 2018, at which time the entire restricted stock unit award was immediately forfeited.

The following table sets forth certain information regarding grants of plan-based restricted stock unit awards subject to performance-based vesting to the named executive officers during fiscal year 2018:

Name		Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Target (#)(1)		Grant Date Fair Value of Stock Awards ($)(2)
John F. Thero	3/12/2018	970,000	(3)	3,559,900
Joseph T. Kennedy	—	—		—
Steven B. Ketchum, Ph.D.	—	—		—
Michael W. Kalb	—	—		—
Mark W. Salyer	—	—		—

(1)	There is no threshold for these awards and the target equates to the maximum.
(2)

This column reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 assuming the probable outcome of the performance conditions on the grant date, which was assumed to be maximum achievement of such conditions.

(3)

This amount represents restricted stock unit awards that vest and are earned only if both of the following performance goals are achieved by December 31, 2027: (i) a successful outcome of the REDUCE-IT study and (ii) pre-defined commercial sales milestones. To date, only the successful outcome of the REDUCE-IT study has been achieved, so none of the restricted stock units have vested.

The following table sets forth certain information regarding grants of non-equity incentive plan-based awards to the named executive officers during fiscal year 2018:

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
	Grant Date	Target(1)	Maximum(1)
John F. Thero	—	498,600	1,246,500
Joseph T. Kennedy	—	208,035	442,074
Steven B. Ketchum, Ph.D.	—	184,920	392,955
Michael W. Kalb	—	169,760	360,740
Mark W. Salyer(2)	—	183,600	390,150

(1)

The amounts in the “Target” and “Maximum” columns reflect the potential payouts under the 2018 MICP. Actual bonuses awarded to the individuals were based on achievement of objectives, as discussed in the “Executive Compensation Discussion and Analysis” section above.

(2)	Mr. Salyer’s employment with the Company terminated in April 2018 and therefore he was not eligible to receive a cash incentive bonus for 2018.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired by the named executive officers upon the exercise of stock options and vesting of restricted stock units in fiscal year 2018 as well as the value realized upon exercise or vesting. The value realized represents the aggregate difference between the fair market value of shares on the dates of exercise or vesting and the exercise prices, if any, multiplied by the number of shares acquired upon exercise or vesting, prior to payment of any applicable withholding taxes.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Thero	407,611	7,223,410	1,914,917	6,992,224
Joseph T. Kennedy	1,149,625	10,130,754	536,854	2,962,941
Steven B. Ketchum, Ph.D.	1,518,551	9,093,787	316,104	1,033,770
Michael W. Kalb	150,000	1,234,245	29,000	108,750
Mark W. Salyer	189,584	1,689,193	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding outstanding stock option awards at December 31, 2018 for our named executive officers:

	Number of Securities Underlying Unexercised Options			Option Exercise Price ($/Sh)	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)
John F. Thero	750,000	—		3.40	11/10/2020
	83,230	—		8.86	2/1/2022
	52,500	—		8.10	1/2/2023
	607,500	—		2.04	1/8/2024
	391,667	8,333	(1)	1.02	2/2/2025
	524,993	75,007	(2)	2.50	7/6/2025
	350,002	49,998	(3)	2.50	7/6/2025
	350,002	49,998	(3)	2.50	7/6/2025
	401,044	148,956	(4)	1.40	2/1/2026
	263,542	286,458	(5)	2.95	2/1/2027
	127,875	430,125	(6)	3.80	2/1/2028
Joseph T. Kennedy	600,000	—		6.35	12/16/2021
	62,500	—		8.86	2/1/2022
	33,750	—		8.10	1/2/2023
	1,953	1,953	(1)	1.02	2/2/2025
	18,750	112,511	(2)	2.50	7/6/2025
	2,604	33,854	(4)	1.40	2/1/2026
	79,063	85,937	(5)	2.95	2/1/2027
	26,813	90,187	(6)	3.80	2/1/2028
Steven B. Ketchum, Ph.D.	23,436	1,953	(1)	1.02	2/2/2025
	—	24,998	(2)	2.50	7/6/2025
	30,438	22,500	(3)	2.50	7/6/2025
	—	22,500	(3)	2.50	7/6/2025
	209,999	30,001	(7)	2.50	7/6/2025
	—	33,854	(4)	1.40	2/1/2026
	500	69,270	(5)	2.95	2/1/2027
	26,813	90,187	(6)	3.80	2/1/2028
Michael W. Kalb	240,626	234,374	(8)	2.19	7/1/2026
	63,730	69,270	(5)	2.95	2/1/2027
	26,813	90,187	(6)	3.80	2/1/2028
Mark W. Salyer	19,502	—	(9)	3.49	4/18/2019

(1)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2015.
(2)	The shares underlying these stock options vest monthly over 48 months beginning July 31, 2015.
(3)

The shares underlying these stock options vest monthly over 48 months beginning on July 31, 2015, and relate to grants with certain financial and clinical performance milestones that were achieved during fiscal year 2016 and 2017. Upon achievement of the milestones, the options that had vested monthly without regard to the requirement for achievement of the milestones and had been previously deferred until achievement became exercisable. Such grants will continue to vest monthly until fully vested.

(4)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2016.
(5)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2017.
(6)	The shares underlying these stock options vest monthly over 48 months beginning February 28, 2018.
(7)

The shares underlying this stock option vest monthly over 48 months beginning on July 31, 2015, but were deferred until the achievement of certain clinical performance milestones, which occurred in September

2018 upon positive REDUCE-IT results. Upon the achievement of the milestone, the shares underlying the options vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter.
(8)	Twenty-five percent (25%) of the shares underlying this stock option vested on June 30, 2017, and the remaining 75% of the options vest ratably over the next 36 months.
(9)

Mr. Salyer’s employment with the Company terminated in April 2018, at which time the vesting of all unvested stock options subject to time-based vesting was accelerated by six months pursuant to the terms of his employment agreement with the Company and any remaining unvested stock options were immediately forfeited. Any remaining vested but unexercised options expire upon the one-year anniversary of his termination date.

The following table shows information regarding outstanding restricted stock unit awards at December 31, 2018, for our named executive officers:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John F. Thero	75,000	(2)	1,020,750	—		—
	120,000	(3)	1,633,200	—		—
	239,333	(4)	3,257,322	—		—
	371,000	(5)	5,049,310	—		—
	—		—	1,265,250	(6)	17,220,053
	—		—	970,000	(7)	13,201,700
Joseph T. Kennedy	94,374	(2)	1,284,430	—		—
	12,500	(8)	170,125	—		—
	26,666	(3)	362,924	—		—
	72,000	(4)	979,920	—		—
	78,000	(5)	1,061,580	—		—
	—		—	199,500	(6)	2,715,195
	—		—	260,000	(7)	3,538,600
Steven B. Ketchum, Ph.D.	26,666	(3)	362,924	—		—
	58,000	(4)	789,380	—		—
	78,000	(5)	1,061,580	—		—
	—		—	199,500	(6)	2,715,195
	—		—	220,000	(7)	2,994,200
Michael W. Kalb	58,000	(4)	789,380	—		—
	78,000	(5)	1,061,580	—		—
	—		—	220,000	(7)	2,994,200
Mark W. Salyer(9)	—		—	—		—

(1)

The market value of the restricted stock unit awards represents the product of the closing price of Amarin stock as of December 31, 2018, the last trading day of the year, which was $13.61, and the number of shares underlying each such award and, with respect to performance-based awards, assumes satisfaction of the applicable performance criteria.

(2)	These restricted stock unit awards vest in 16 equal quarterly installments, commencing September 30, 2015. Amount unvested at December 31, 2018 represents the remaining two vesting tranches.
(3)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2017. Amount unvested at December 31, 2018 represents the third and final vesting tranche.
(4)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2018. Amount unvested at December 31, 2018 represents the remaining two vesting tranches.

(5)	These restricted stock unit awards vest in equal annual installments over three years, commencing January 31, 2019.
(6)	These restricted stock unit awards vest upon achievement of a certain financial performance goal. To date, the specified criteria have not been achieved.
(7)

These restricted stock unit awards vest ratably in 36 equal monthly installments, commencing September 30, 2018, but are deferred unless and until, and are subject to the achievement of, certain financial and clinical performance milestones, such that upon the achievement of the clinical milestone together with each individual financial milestone, the shares underlying the restricted stock units awards for the related grant shall be vested to the extent they would have vested on a monthly basis without regard to the requirement for achievement of the performance criteria and will continue to vest monthly thereafter. To date, only the clinical performance goal has been achieved, such that no awards have vested.

(8)

This restricted stock unit award vests in 16 equal quarterly installments on the last day of each quarter, commencing upon achievement of certain legal performance criteria in October 2015. Amount unvested at December 31, 2017 represents the remaining two vesting tranches.

(9)	Mr. Salyer’s employment with the Company terminated in April 2018, at which time all unvested restricted stock unit awards were immediately forfeited.

Pension Benefits

We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive any special benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal year 2018.

Nonqualified Deferred Compensation

During fiscal year 2018, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Employment, Change of Control and Severance Arrangements

We have entered into employment agreements or arrangements with each of our named executive officers. These agreements set forth the individual’s base salary, bonus compensation, equity compensation and other employee benefits, which are described above in the “Executive Compensation Discussion and Analysis”. In addition, these agreements provide for severance payments and benefits upon a termination of employment under certain circumstances, as described below.

John F. Thero

In the event that Mr. Thero’s employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; and twelve (12) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Thero’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for eighteen (18) months; continuation of group health plan benefits for up to eighteen (18) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Thero as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards.

Joseph T. Kennedy

In the event that Mr. Kennedy’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; and six (6) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Mr. Kennedy’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kennedy as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards.

Steven B. Ketchum, Ph.D.

In the event that Dr. Ketchum’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; and six (6) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, if Dr. Ketchum’s employment is terminated by the Company without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Dr. Ketchum as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting of all outstanding equity incentive awards.

Michael W. Kalb

In the event that Mr. Kalb’s employment is terminated by the Company without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; and six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. In lieu of the foregoing, in the event that Mr. Kalb is terminated without cause or he resigns for good reason, in either case, within twenty-four (24) months following a change of control, he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Kalb as in effect on the date of termination; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity incentive awards.

Mark W. Salyer

On April 18, 2018, Mr. Salyer’s employment relationship with the Company terminated. In connection with the termination of his employment, Mr. Salyer received the following severance payments and benefits pursuant to the terms of his employment agreement: continuation of base salary for six (6) months; continuation of group health plan benefits for six (6) months, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Mr. Salyer as in effect on the date of termination; and six (6) months of accelerated vesting of all outstanding equity incentive awards to the extent subject to time-based vesting. Severance amounts actually paid to Mr. Salyer in connection with the termination of his employment are set forth in the 2018 Summary Compensation Table above.

Potential Payments upon Termination or Change in Control

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated without cause or for good reason within twenty-four (24) months following a change of control and such termination occurred on December 31, 2018, the last business day of fiscal year 2018.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	997,200	498,600	11,141,117	41,382,335	27,500	54,046,752
Joseph T. Kennedy	462,300	208,035	3,488,766	10,112,774	27,000	14,298,875
Steven B. Ketchum, Ph.D.	462,300	184,920	3,172,087	7,923,279	27,000	11,769,586
Michael W. Kalb	424,400	169,760	4,299,704	4,845,160	27,000	9,766,024
Mark W. Salyer(3)	—	—	—	—	—	—

(1)

The value of the accelerated vesting of options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2018 ($13.61), multiplied by the number of shares that would have been accelerated upon a termination occurring on December 31, 2018.

(2)

The value of the accelerated vesting of restricted stock units equals the closing price per share of our ADSs on December 31, 2018 ($13.61) multiplied by the number of restricted stock units that would have been accelerated upon a termination occurring on December 31, 2018. Included in these amounts are amounts related to performance-based restricted stock units that would vest upon a change in control of $30,421,753 for Mr. Thero, $6,253,795 for Mr. Kennedy, $5,709,395 for Mr. Ketchum, and $2,994,200 for Mr. Kalb.

(3)

Mr. Salyer’s employment with the Company terminated in April 2018 and was therefore ineligible to receive severance payments as of December 31, 2018. The amounts actually paid to Mr. Salyer in connection with the termination of his employment are set forth in the 2018 Summary Compensation Table above.

The table below shows the benefits potentially payable to each of our named executive officers assuming the named executive officer’s employment was terminated by the Company without cause (and, in the case of Mr. Thero, he resigned for good reason) other than within twenty-four (24) months following change of control and assuming such termination occurred on December 31, 2018, the last business day of fiscal year 2018.

Name	Base Salary ($)	Bonus Payment ($)	Accelerated Vesting of Options(1) ($)	Accelerated Vesting of Time-Based RSUs(2) ($)	Continuation of Health Benefits ($)	Total ($)
John F. Thero	664,800	—	6,562,410	5,965,726	18,500	13,211,436
Joseph T. Kennedy	231,150	—	1,828,754	2,661,299	13,500	4,734,703
Steven B. Ketchum, Ph.D.	231,150	—	1,647,084	1,111,474	13,500	3,003,208
Michael W. Kalb	212,200	—	1,212,901	748,550	13,500	2,187,151
Mark W. Salyer(3)	—	—	—	—	—	—

(1)

The value of the accelerated vesting of time-based options equals the difference (if positive) between the option exercise price and the closing price per share of our ADSs on December 31, 2018 ($13.61), multiplied by the number of shares that would have been accelerated upon termination.

(2)

The value of the accelerated vesting of time-based restricted stock units equals the closing price per share of our ADSs on December 31, 2018 ($13.61) multiplied by the number of time-based restricted stock units that would have been accelerated upon termination.

(3)

Mr. Salyer’s employment with the Company terminated in April 2018 and was therefore ineligible to receive severance payments as of December 31, 2018. The amounts actually paid to Mr. Salyer in connection with the termination of his employment are set forth in the 2018 Summary Compensation Table above.

Chief Executive Officer Pay Ratio

Pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s total annual compensation to the total annual compensation of the principal executive officer (“PEO”). The PEO of our Company is John F. Thero.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the new required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Remuneration Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2018 PEO to median employee pay ratio was approximately 41:1.

PEO 2018 Compensation	$4,205,779
Median Employee 2018 Compensation	$101,752
Ratio of PEO to Median Employee Compensation	41:1

We identified the median employee using annualized base salary for 2018, bonus(es) earned in 2018, and aggregate grant date fair values for equity awards granted in 2018 for all individuals who were employed by us on December 31, 2018, the last day of our fiscal year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

Upon recommendation of the Remuneration Committee, the Board approved an amended non-employee director compensation program effective December 10, 2012, as amended on May 20, 2013, and March 11, 2014. The amended non-employee director compensation program was intended to approximate the 50th percentile of non-employee director compensation within the Company’s peer group. A summary of the non-employee director compensation arrangements for fiscal year 2018 is set forth below.

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000
All non-employee directors	55,000

Annual Chairman Retainer Fees:*
Audit Committee Chairman	20,000
Remuneration Committee Chairman	15,000
Nominating and Corporate Governance Committee Chairman	10,000

Annual Committee Member Retainer Fees:*
Audit Committee	10,000
Remuneration Committee	7,500
Nominating and Corporate Governance Committee	5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADR ordinary shares, with any such issuances to be priced at the greater of (i) the closing price of the Company’s ADSs on NASDAQ on the date which is ten calendar days after the end of each quarter or (ii) £0.50 per share (i.e., par value per ordinary share).

In addition, upon their initial appointment to the Board, non-employee directors receive equity awards with a grant date fair value of $300,000, split equally in value between option awards and restricted stock units. The option awards vest in full upon the one-year anniversary of the date of grant. The restricted stock units are subject to deferred settlement upon the director’s separation of service with the Company (“DSUs”) and vest in equal installments over three years on each anniversary of the date of grant. The grant date for such awards is date of initial appointment, and the exercise price of any option award is equal to the closing market price on NASDAQ of the ADSs representing the Company’s Ordinary Shares on such date. In addition, for so long as the non-employee director remains on the Board, the non-employee director receives annual equity awards with a grant date fair value of $200,000, split equally in value between option awards and DSUs. Such option awards vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year. Such DSUs vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) is eligible to receive an annual equity award with a grant date fair value of $20,000, split equally in value between option awards and DSUs. Such awards have a grant date and exercise price identical to other annual equity awards.

All equity awards are made pursuant to the terms of the Company’s Equity Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the Equity Incentive Plan), all option awards and DSUs shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

On May 14, 2018, the Company awarded options representing the right to purchase 46,973 ordinary shares and 31,153 restricted stock units to each of Mr. O’Sullivan, Ms. Peterson, Mr. Stack, Mr. van Heek and Mr. Zakrzewski in connection with their service on the Board. The options vest in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2019 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the grant date or the annual general meeting of shareholders in such anniversary year, commencing in 2019. The total grant-date fair value of each of these awards is $100,001 and $100,001, respectively, based on a closing price of $3.21 on NASDAQ of the ADSs representing the Company’s Ordinary Shares on the date of grant.

In addition, on May 14, 2018, the Company awarded an option to purchase 51,671 ordinary shares and 34,269 restricted stock units to Dr. Ekman in connection with his service on the Board and as Non-Executive Chairman of the Board. The option vests in full upon the earlier of the one-year anniversary of the grant date or the Company’s 2019 Annual General Meeting, while the restricted stock units vest in equal annual installments over three years, in each case upon the earlier of the anniversary of the date of grant or the annual general meeting of shareholders in such anniversary year, commencing in 2019. The total grant-date fair value of each of these awards is $110,003 and $110,003, respectively, based on a closing price of $3.21 on NASDAQ of the ADSs representing the Company’s Ordinary Shares on the date of grant.

Director Compensation Table

The following table shows the compensation paid in fiscal year 2018 to the Company’s non-employee directors;

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Lars G. Ekman, M.D., Ph.D.	100,000	110,003	110,003	320,006
Patrick J. O’Sullivan	75,000	100,001	100,001	275,002
Kristine Peterson	72,500	100,001	100,001	272,502
David Stack	70,000	100,001	100,001	270,002
Jan van Heek	82,500	100,001	100,001	282,502
Joseph S. Zakrzewski	60,000	100,001	100,001	260,002

(1)	The value of the stock awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718, excluding the effect of estimated forfeitures.
(2)

The value of the option awards reflects the aggregate grant date fair value, calculated in accordance with FASB ASC 718 using the Black-Scholes option-pricing model, excluding the effect of estimated forfeitures. Assumptions used in the calculations for these amounts are set forth in Note 11 to our financial statements included in our Annual Report on Form 10-K filed with the SEC on February 27, 2019.

In March 2013, our Board established Stock Ownership Guidelines for its non-employee directors. The guidelines require that each non-employee director maintain an equity interest in the Company at least equal to three times the amount of such director’s annual cash retainer. Equity interests that count toward the satisfaction of the ownership guidelines include the value of Ordinary Shares beneficially owned (other than unvested restricted stock) or issuable upon the settlement of vested restricted stock units. Non-employee directors have five years from the date of the commencement of their appointment as a director to attain these ownership levels. If a non-employee director does not meet the applicable guideline by the end of the five-year period, the director is required to hold a minimum of 50% to 100% of the shares received upon the exercise or vesting of any future equity awards until the applicable guideline is met, net of shares sold or withheld to exercise stock options and pay withholding taxes. The Remuneration Committee, however, may make exceptions for any director on whom this requirement could impose a financial hardship. As of the date of this Proxy Statement, all of the Company’s non-employee directors have satisfied these ownership guidelines, or have time to do so.

The following table shows the amount of unexercised stock options, unvested stock unit awards and vested stock unit awards subject to deferred delivery as of December 31, 2018:

	Unexercised Unvested Stock Options	Unexercised Vested Stock Options	Unvested Stock Awards	Vested but Deferred Stock Awards
Lars G. Ekman, M.D., Ph.D.	51,671	320,138	54,622	123,584
Patrick J. O’Sullivan	46,973	207,495	47,806	110,101
Kristine Peterson	46,973	282,495	47,806	110,101
David Stack	46,973	177,495	47,806	110,101
Jan van Heek	46,973	267,495	47,806	110,101
Joseph S. Zakrzewski	46,973	1,723,162	47,806	101,101

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee charter that has been adopted by the Board. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NASDAQ and the SEC, and the Board has determined that Audit Committee Member Jan van Heek is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by the Audit Committee of the Board of Directors

Jan van Heek (Chairman)

Kristine Peterson

Patrick J. O’Sullivan

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act of 1934, as amended, shareholder proposals intended to be included in the 2020 Annual General Meeting proxy materials must be received by the Secretary of the Company no later than                , 2019, or otherwise as permitted by applicable law; provided, however, that if the 2020 Annual General Meeting date is advanced or delayed by more than 30 days from the anniversary date of the 2019 Annual General Meeting, then shareholders must submit proposals within a reasonable time before the Company begins to print and send its proxy materials. Proposals received after this timeframe will not be included in the Company’s proxy materials for the 2020 Annual General Meeting. The form and substance of these proposals must satisfy the requirements established by the Company’s Articles, the Nominating and Corporate Governance Committee charter and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Under the Companies Act, in order for a shareholder proposal to be presented at an Annual General Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the voting rights of all members having a right to vote on such proposal at the Annual General Meeting or by at least 100 shareholders who have a right to vote on such proposal at the relevant Annual General Meeting and who hold shares in the Company on which there has been paid up an average sum, per member, of at least £100. Such proposal must have been signed or otherwise authenticated by all requisitionists and submitted to the Company not later than (1) six weeks before the Annual General Meeting to which the requests relate, or (2) if later, the time at which notice of that meeting is given by the Company.

Additionally, shareholders who intend to nominate a director to be elected at the 2020 Annual General Meeting must provide the Secretary of the Company with written notice of such nomination between 7 and 42 days prior to the date of such meeting, together with written notice signed by the director nominee regarding his or her willingness to be elected. Any shareholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends a slate of nominees to the Board for election at each annual general meeting, must also provide the Secretary of the Company with: the name and address of the shareholder seeking to recommend a director candidate; a representation that the shareholder is a record holder of the Company’s securities (or, if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act); the name, age, business and residential address, educational background, current principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate, which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the shareholder and the proposed director candidate; the consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual general meeting and to serve as a director if elected at such annual general meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules, if then required. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then approved by the Board will be included in the Company’s proxy statement for that annual general meeting.

DELIVERY OF PROXY MATERIALS

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the exhibits thereto are available from the Company without charge upon written request of a shareholder. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including this Proxy Statement and the Annual Report, by delivering a single set of proxy materials to an address shared by two or more Company shareholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only a single set of proxy materials to multiple shareholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the proxy materials, as requested, to a shareholder at a shared address to which a single copy of the proxy materials was delivered. If you hold Ordinary Shares as a record shareholder and prefer to receive separate copies of proxy materials either now or in the future, please contact the Company’s investor relations department at Amarin Corporation plc, c/o Amarin Pharma, Inc., 1430 Route 206, Bedminster, NJ 07921 or by telephone at (908) 719-1315. If you hold Ordinary Shares in the form of ADSs through the Depositary or hold Ordinary Shares through a brokerage firm or bank and you prefer to receive separate copies of proxy materials either now or in the future, please contact the Depositary, your brokerage firm or bank, as applicable.

EACH SHAREHOLDER IS URGED TO COMPLETE, DATE, SIGN

AND PROMPTLY RETURN THE ENCLOSED PROXY.

PROXY FORM

AMARIN CORPORATION PLC

For use at the Annual General Meeting to be held at The Merrion Hotel, Upper Merrion Street,

Dublin 2, Ireland at 2:00 p.m. on Monday, 20 May 2019.

I/We

(Name in full block capitals please)

of

being (a) member(s) of Amarin Corporation plc (the “Company”) hereby appoint the Chairman of the meeting or (see note 6 below)

as my/our proxy to attend, speak and vote for me/us and on my/our behalf as identified by an “X” in the appropriate box below at the Annual General Meeting of the Company to be held at 2:00 p.m. on Monday, 20 May 2019 and at any adjournment of the meeting. This form of proxy relates to the resolutions referred to below.

I/We instruct my/our proxy to vote as follows:

	Resolutions	For	Against	Abstain (see note 2)	Discretionary (see note 3)
1.	Ordinary resolution to re-elect Mr. Jan van Heek as a director.
2.	Ordinary resolution to re-elect Ms. Kristine Peterson as a director.
3.	Ordinary resolution (advisory, non-binding vote) to approve the compensation of the Company’s “named executive officers.”
4.

Ordinary resolution to appoint Ernst & Young LLP as auditors of the Company to hold office until the conclusion of the next general meeting at which accounts are laid before the Company and to authorize the Audit Committee of the Board of Directors of the Company to fix the auditors’ remuneration.

5.

Ordinary resolution to generally and unconditionally reauthorize the Board of Directors of the Company to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares of the Company up to an aggregate nominal amount of £148,000,000.

6.

Special resolution to, subject to the passing of Resolution No. 5, disapply statutory pre-emption rights otherwise applicable to shares in the Company allotted by the Board of Directors, up to an aggregate nominal amount of £148,000,000.

Dated this                                               2019

Signature(s)

Notes:

1.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any indication, the proxy will exercise his/her discretion as to whether and how he/she votes. The proxy may also vote or abstain from voting as he/she thinks fit on any other business which may properly come before the meeting.

2.	If you mark the box “abstain”, it will mean that your proxy will abstain from voting and, accordingly, your vote will not be counted either for or against the relevant resolution.

3.	If you mark the box “discretionary”, the proxy can vote as it chooses or can decide not to vote at all.

4.

The form of proxy should be signed and dated by the member or his attorney duly authorised in writing. If the appointer is a corporation this proxy should be under seal or under the hand of an officer or attorney duly authorised. Any alteration made to the form of proxy should be initialed.

5.

To be valid, this form of proxy, together with a duly signed and dated power of attorney or any other authority (if any) under which it is executed (or a notarially certified copy of such power of attorney or other authority) must be signed and dated and lodged at the Company’s registrars at the address below, so as to be received by 14:00 p.m. on Thursday, 16 May 2019.

6.

A proxy need not be a member of the Company. A member may appoint a proxy of his/her own choice. If you wish to appoint someone else, please delete the words “the Chairman of the meeting” and insert the name of the person whom you wish to appoint in the space provided. The Chairman of the meeting will act as your proxy, whether or not such deletion is made, if no other name is inserted. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise rights attached to different shares.

7.

In the case of joint holders, signature of any one holder will be sufficient, but the names of all the joint holders should be stated. The vote of the senior holder (according to the order in which the names stand in the register of members in respect of the holding) who tenders a vote in person or by proxy will be accepted to the exclusion of the vote(s) of the other joint holder(s).

8.	Completion and return of a form of proxy will not preclude a member from attending the meeting and voting in person.

Address for lodgment of Proxies:

Equiniti

Aspect House

Spencer Road

Lancing

West Sussex

United Kingdom

BN99 6DA